Exhibit 10.1

Execution Version

Published CUSIP Number: 15200VAC1

Revolving Credit CUSIP Number: 15200VAD9

REVOLVING CREDIT AGREEMENT

DATED AS OF MAY 1, 2013

BY AND AMONG

CENTERPOINT ENERGY FIELD SERVICES LP,

THE LENDERS

AND

CITIBANK, N.A.

AS ADMINISTRATIVE AGENT

AND

UBS SECURITIES LLC

AS SYNDICATION AGENT

AND

JPMORGAN CHASE BANK, N.A. AND WELLS FARGO BANK, N.A.

AS CO-DOCUMENTATION AGENTS

CITIGROUP GLOBAL MARKETS INC., UBS SECURITIES LLC, J.P. MORGAN

SECURITIES LLC AND WELLS FARGO SECURITIES, LLC

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

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-ii-

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SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 1.1	—	Existing Letter of Credit
Schedule 5.7	—	Material Adverse Change
Schedule 5.9	—	Litigation
Schedule 5.10	—	Subsidiaries
Schedule 7.3	—	Indebtedness
Schedule 7.4	—	Liens
Schedule 7.5	—	Affiliate Transactions

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption Agreement
Exhibit B	—	Form of Commitment Increase Agreement
Exhibit C-1	—	Form of LC Application for Citibank, N.A.
Exhibit C-2	—	Form of LC Application for UBS AG, Stamford Branch
Exhibit C-3	—	Form of LC Application for Wells Fargo Bank, National Association
Exhibit C-4	—	Form of LC Application for JPMorgan Chase Bank, N.A.
Exhibit D	—	Form of Promissory Note
Exhibit E-1	—	Form of U.S. Tax Compliance Certificate (Lender; Not Partnership)
Exhibit E-2	—	Form of U.S. Tax Compliance Certificate (Participant; Not Partnership)
Exhibit E-3	—	Form of U.S. Tax Compliance Certificate (Participant; Partnership)
Exhibit E-4	—	Form of U.S. Tax Compliance Certificate (Lender; Partnership)
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Borrowing Notice
Exhibit H	—	Form of Conversion/Continuation Notice

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REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of May 1, 2013, is by and among CenterPoint Energy Field Services LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party hereto (the “Lenders”), the LC Issuers (as defined below) from time to time party hereto, Citibank, N.A., a national banking association, as Agent, UBS Securities LLC, as Syndication Agent, and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as Co-Documentation Agents.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Defined Terms. As used in this Agreement:

“2013 Term Loan Facility” means that certain Term Loan Agreement dated as of May 1, 2013 by and among the Borrower, the lenders party thereto and Citibank, N.A., as agent.

“Accounting Changes” is defined in the term “GAAP”.

“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect (and before giving effect to any subsequent Acquisition Period), the Borrower must be in compliance with Section 7.11 and, if applicable, Section 7.12 and no Default or Event of Default shall have occurred and be continuing.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Advance” means a borrowing consisting of Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided that no Person shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely as a result of such Person being an Affiliate of ArcLight Capital Partners, LLC or any of its Affiliates.

“Agent” means Citibank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as it may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment on the Closing Date is One Billion Four Hundred Million and 00/100 Dollars ($1,400,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders at such time.

“Agreement” means this Revolving Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Accounting Principles” means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.6, as may be modified in connection with any Accounting Changes.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate (as determined without reference to clause (b) of the definition thereof) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively.

“Applicable Fee Rate” means, at any time, with respect to the Commitment Fee, (a) until the time that the Borrower first obtains a Designated Rating from any Rating Agency, the percentage rate per annum which is applicable at such time to the Commitment Fee as set forth in the Leverage-Based Pricing Grid on the Pricing Schedule, and (b) at any time from and after the date when the Borrower first obtains a Designated Rating from any Rating Agency, the percentage rate per annum which is applicable at such time to the Commitment Fee as set forth in the Ratings-Based Pricing Grid on the Pricing Schedule.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities.

“Applicable Margin” means, (a) until the time that the Borrower first obtains a Designated Rating from any Rating Agency, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Leverage-Based Pricing Grid set forth in the Pricing Schedule and (b) at any time from and after the date when the Borrower first obtains a Designated Rating from any Rating Agency, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Ratings-Based Pricing Grid set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ArcLight” means, collectively, Bronco Midstream Holdings, LLC and Bronco Midstream Holdings II, LLC, each a Delaware limited liability company.

“Arrangers” means each of CGMI, UBS Securities, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, and each of their respective successors, each in its capacity as a Joint Lead Arranger and Joint Bookrunner.

“Assignment and Assumption Agreement” means an assignment agreement in the form of Exhibit A or in such other form as may be agreed to by the Agent and the other parties thereto.

“Authorized Officer” means any of the president, chief executive officer, chief financial officer, treasurer, an assistant treasurer, or the controller of the General Partner (or, if at such time the Borrower has any such officers, of the Borrower) and, other than with respect to determining whether such Person has knowledge of any event for purposes hereof, such other representatives of the Borrower as may be designated by any one of the foregoing Persons with the consent of the Agent.

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin.

“Base Rate Advance” means an Advance which bears interest at a rate determined by reference to the Base Rate.

“Base Rate Loan” means a Loan which bears interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, or for purposes of determining the interest rate for any Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person similar rights with respect to the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateral Account” means a deposit account in which the Agent has a valid and perfected first priority security interest pursuant to documentation in form and substance reasonably satisfactory to the Agent, established or utilized for the purpose of holding Cash Collateral of the Borrower.

“Cash Collateralize” means to pledge in favor of, and deposit with or deliver to, the Agent (in the case of the Borrower, to the Cash Collateral Account), for the benefit of one or more of the LC Issuers or Lenders, as collateral for LC Obligations or obligations of the Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Agent and the applicable LC Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable LC Issuer. “Cash Collateral”, in such context, shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“CEFS LLC” means CenterPoint Energy Field Services, LLC, a Delaware limited liability company.

“CenterPoint Energy” means CenterPoint Energy, Inc., a Texas corporation.

“CenterPoint Energy Credit Facility” means that certain Credit Agreement dated as of September 9, 2011 among CenterPoint Energy, the banks and other financial institutions from time to time parties thereto, Bank of America, N.A. and The Royal Bank of Scotland PLC, as co-syndication agents, Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as co-documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent.

“CERC” means CenterPoint Energy Resources Corp., a Delaware corporation.

“CERC Credit Facility” means that certain Credit Agreement dated as of September 9, 2011 among CERC, the banks and other financial institutions from time to time parties thereto, Bank of America, N.A. JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc, as co-syndication agents, Barclays Bank PLC, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as co-documentation agents, and Citibank, N.A., as administrative agent.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of one or more of the following events:

(a) OGE and CenterPoint Energy cease to collectively own, directly or indirectly, at least 51% of the outstanding Voting Stock of the General Partner in the aggregate,

(b) the General Partner shall cease to be the general partner of the Borrower,

(c) the acquisition by any Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act) (other than OGE or CenterPoint Energy) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Stock (or other Capital Stock convertible into such Voting Stock) representing 49% or more of the combined voting power of all Voting Stock of the General Partner in the aggregate, or

(d) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner cease to be individuals who are Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any applicable foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and shall be referred to herein as a “Specified Change”.

“Citibank” means Citibank, N.A. and its successors.

“Closing Date” means May 1, 2013.

“Closing Date SEC Reports” means, collectively, (i) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012 and (ii) any Current

Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed by any of OGE, CenterPoint Energy and CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Co-Documentation Agent” means each of JPMCB and Wells Fargo, in their capacity as Co-Documentation Agents hereunder.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Collateral Shortfall Amount” is defined in Section 8.2(a).

“Commitment” means, for each Lender, such Lender’s obligation to make Revolving Loans to, and participate in Swing Line Loans and Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule opposite such Lender’s name, as modified from time to time pursuant to the terms hereof.

“Commitment Date SEC Reports” means, collectively, (a) the Annual Report on Form 10-K of OGE, the Annual Report on Form 10-K of CenterPoint Energy and the Annual Report on Form 10-K of CERC, in each case, for the fiscal year ended December 31, 2012, and (b) the Current Reports on Form 8-K filed by OGE, the Current Reports on Form 8-K filed by CenterPoint Energy and the Current Reports on Form 8-K filed by CERC, in each case, after the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for such company and prior to March 14, 2013.

“Commitment Fee” is defined in Section 2.5(a).

“Commitment Increase” is defined in Section 2.22(a).

“Commitment Increase Agreement” means a Commitment Increase Agreement in substantially the form of Exhibit B attached hereto.

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated EBITDA” means, for any period, without duplication, with respect to the Borrower and its consolidated Subsidiaries (a) Consolidated Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) any non-recurring non-cash expenses or losses of the Borrower and its Subsidiaries, including, in any event, non-cash asset write-downs and unrealized losses in connection with Swap Agreements, for such period, (v) Transaction Costs incurred by the Borrower and its Subsidiaries during such period in an aggregate amount (during all such periods) not to exceed $50,000,000 and (vi) any non-recurring cash losses during such period minus (c) the sum of the following (i) any non-recurring non-cash gains during such period, (ii) any non-recurring cash gains during such period and (iii) any unrealized gains in connection with Swap Agreements for such period, in each case to the extent included in calculating Consolidated Net Income for such period. Additionally, for purposes of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary acquired (or sold) any Person (or any interest in any Person) or all or substantially all of the assets of any Person or a division, line of business or other business unit of another Person, the Consolidated EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or such Subsidiary, as the case may be, in such Person times the Consolidated EBITDA of such Person for such period determined on a pro forma basis shall be included (or excluded, as applicable) as Consolidated EBITDA for such period as if such acquisition (or sale) occurred on the first day of such period. Further, in connection with any Qualified Project, Consolidated EBITDA, as used in determining the Consolidated Leverage Ratio, may be modified so as to include Qualified Material Project EBITDA Adjustments, as provided in Section 7.11(b). Notwithstanding the foregoing, it is agreed that Consolidated EBITDA shall not include Excluded EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of the following (without duplication): (a) all Indebtedness (excluding contingent obligations in respect of undrawn Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments), including Capitalized Lease Obligations and Off Balance Sheet Indebtedness, which is classified as “long-term indebtedness” on the consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, including, but not limited to, any applicable Consolidated Hedging Exposure; it being understood that Consolidated Hedging Exposure cannot be negative for the purposes of determining Consolidated Funded Indebtedness, (b) Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding under a revolving credit (including this Agreement) or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) all drawn and owing reimbursement obligations outstanding under Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Capitalized Lease Obligations and Off Balance Sheet Indebtedness, (e) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary and (f) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or a joint venture partner, in each case to the extent such Person is legally liable therefor by contract, by application of applicable laws, or as a result of such Person’s ownership interest in or other relationship with such entity, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. Notwithstanding the foregoing, it is agreed that (i) “Consolidated Funded Indebtedness” shall not include the obligations of the Borrower or its Subsidiaries under any Hybrid Equity Securities, Mandatorily Convertible Securities or Equity

Preferred Securities but only to the extent the aggregate amount of such Hybrid Equity Securities, Mandatorily Convertible Securities and Equity Preferred Securities are less than or equal to 20% of total consolidated capitalization of the Borrower and its Subsidiaries, as determined in accordance with GAAP (and then only to the extent in excess of such amount), (ii) for the purpose of determining “Consolidated Funded Indebtedness,” any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been irrevocably deposited with the proper depositary in trust and (iii) Consolidated Funded Indebtedness shall not include Non-Recourse Indebtedness of Excluded Subsidiaries.

“Consolidated Hedging Exposure” means, at any time with respect to all applicable Swap Agreements to which the Borrower and its Subsidiaries are counterparties, the aggregate consolidated net exposure of the Borrower and the Subsidiaries under all such agreements on a marked to market basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period with respect to the Borrower and its Subsidiaries on a consolidated basis, all interest (including the interest component, if any, of any Capitalized Lease, the commitment fee and the LC fronting fees and other interest, fees and expenses paid pursuant hereto and pursuant to the 2013 Term Loan Facility) paid or accrued during such period in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of the last day of any fiscal quarter of the Borrower, for the Borrower and its Subsidiaries on a consolidated basis,

(a) for the fiscal quarter ending June 30, 2013, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) Initial Fiscal Quarter Consolidated EBITDA multiplied by four, where “Initial Fiscal Quarter Consolidated EBITDA” means Consolidated EBITDA for the period from the Closing Date through June 30, 2013, multiplied by 1.5,

(b) for the fiscal quarter ending September 30, 2013, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) (A) the sum of (x) the Initial Fiscal Quarter Consolidated EBITDA plus (y) Consolidated EBITDA for such fiscal quarter, multiplied by (B) two,

(c) for the fiscal quarter ending December 31, 2013, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) (A) the sum of (x) the Initial Fiscal Quarter Consolidated EBITDA plus (y) Consolidated EBITDA for the two consecutive fiscal quarters ending on such date, multiplied by (B) 4/3, and

(d) for any fiscal quarter ending after December 31, 2013, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, as determined in accordance with GAAP.

“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Consolidated Tangible Assets” means, as of any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) minus: the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for the most recently completed fiscal quarter or year, as applicable, prepared in accordance with GAAP.

“Continuing Director” shall mean, with respect to any period, and with respect to any Person, (a) any individual who was a member of the board of directors or other equivalent governing body (a “director”) of such Person on the first day of such period and (b) each other director if such director’s nomination or appointment as a director is recommended by (x) a majority of the then Continuing Directors or (y) OGE or CenterPoint Energy, directly or indirectly (excluding, in the case of clause (b)(x), any director whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors or other equivalent governing body).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance or Modification of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance or Modification date for a Facility LC.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means, with respect to any overdue amount owed hereunder, a rate per annum equal to (a) in the case of overdue principal with respect to any Loan, the sum of the interest rate in effect at such time with respect to such Loan under Section 2.15, plus 2%;

provided that in the case of overdue principal with respect to any Eurodollar Rate Loan, after the end of the Interest Period with respect to such Loan, the Default Rate shall equal the rate set forth in clause (b) below and (b) in the case of overdue interest with respect to any Loan, fees or other amounts payable hereunder, the sum of the interest rate per annum in effect at such time with respect to Base Rate Loans, plus 2%.

“Defaulting Lender” means, subject to Section 2.24(b), (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Facility LCs or Swing Line Loans) within two Business Days of the date when due, (b) any Lender that has notified the Borrower, the Agent or any LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) any Lender that has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice from the Agent of such determination to the Borrower, each LC Issuer, the Swing Line Lender and each Lender.

“Designated Rating” is defined on the Pricing Schedule.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.3(e) and 12.3(f) (subject to such consents, if any, as may be required under Section 12.3(b)).

“Enogex” means Enogex LLC, a Delaware limited liability company.

“Environmental Laws” means any and all Applicable Laws relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Preferred Securities” means any securities, however denominated, (a) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (b) that are not, or the underlying securities, if any, of which are not, subject to mandatory redemption or maturity prior to 91 days after the Scheduled Revolving Credit Maturity Date, and (c) the terms of which permit the deferral of interest or distributions thereon to a date occurring after the 91st day after the Scheduled Revolving Credit Maturity Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.

“ERISA Event” means (a) any Reportable Event with respect to a Plan; (b) the incurrence by the Borrower or member of the Controlled Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (c) the receipt by the Borrower or member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (d) the Borrower or member of the Controlled Group incurring any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (e) the receipt by the Borrower or member of the Controlled Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA or in reorganization, within the meaning of Section 4241 of ERISA.

“Eurodollar Advance” means an Advance (other than a Base Rate Advance as to which the interest rate is determined by reference to the Eurodollar Rate) which bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loan” means a Loan (other than a Base Rate Loan as to which the interest rate is determined by reference to the Eurodollar Rate) which bears interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to any Eurodollar Advance for any Interest Period, the sum of (a) the rate appearing on the Reuters Reference LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day next preceding the first day of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day next preceding the first day of such Interest Period plus (b) the Applicable Margin.

“Event of Default” is defined in Section 8.1.

“Excess” is defined in Section 2.7(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded EBITDA” means any portion of Consolidated EBITDA attributable to an Excluded Subsidiary.

“Excluded Subsidiary” means any future Subsidiary formed or acquired by the Borrower that is designated by the Borrower as an “Excluded Subsidiary” in accordance with Section 9.17 as long as (a) such Excluded Subsidiary has no Indebtedness that is recourse to the Borrower or any Non-Excluded Subsidiary and (b) any Indebtedness for borrowed money incurred by such Excluded Subsidiary is used solely to acquire, construct, develop or operate assets and related businesses; provided that the aggregate amount of assets owned by all Excluded Subsidiaries cannot exceed 15% of the total consolidated assets of the Borrower and its Subsidiaries, as determined by the most recent balance sheet delivered by the Borrower pursuant to Section 6.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes measured by the overall capital or net worth of such Recipient and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Installation located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its applicable Lending Installation, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable Lending Installation, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Enogex Revolving Credit Agreement” means that certain Credit Agreement dated as of December 13, 2011 by and among Enogex, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as agent for the lenders.

“Existing Enogex Intercompany Agreement” means that certain Second Amended and Restated Revolving Credit and Investment Agreement dated as of April 1, 2008 between OGE and Enogex.

“Existing Enogex Senior Notes” means (a) the 6.875% Senior Notes due 2014 issued by Enogex pursuant to the Issuing and Paying Agency Agreement dated as of June 15, 2009 between Enogex and UMB Bank, N.A. and (b) the 6.25% Senior Notes due 2020 issued by Enogex pursuant to the Issuing and Paying Agency Agreement dated as of November 15, 2009 between Enogex and UMB Bank, N.A.

“Existing Enogex Term Loan Agreement” means that certain Term Loan Agreement dated as of August 2, 2012 by and among Enogex, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as agent for the lenders.

“Extending Lender” is defined in Section 2.21.

“Extension Request” is defined in Section 2.21.

“Facility LC” is defined in Section 2.20(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

“Fee Letters” means (a) the letter dated March 14, 2013 addressed to Enogex and CenterPoint Energy from CGMI, UBS Securities and UBS Loan Finance LLC and accepted and agreed to by Enogex and CenterPoint Energy on March 14, 2013, (b) the letter dated March 14, 2013 addressed to Enogex and CenterPoint Energy from CGMI and Citibank and accepted and agreed to by Enogex and CenterPoint Energy on March 14, 2013, (c) the letter dated March 29, 2013 addressed to Enogex and CenterPoint Energy from J.P. Morgan Securities LLC and accepted and agreed to by Enogex and CenterPoint Energy on March 29, 2013 and (d) the letter dated March 29, 2013 addressed to Enogex and CenterPoint Energy from Wells Fargo Securities, LLC and accepted and agreed to by Enogex and CenterPoint Energy on March 29, 2013, in each case referring to the $1,400,000,000 5-year revolving credit facility for the Borrower.

“Financial Officer” means the chief financial officer, treasurer, an assistant treasurer or the controller of the General Partner (or, if at such time the Borrower has any such officers, of the Borrower).

“Fitch” means Fitch Ratings and any successor thereto.

“Foreign Lender” means a Lender which is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any LC Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding LC Obligations with respect to Facility LCs issued by such LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in effect from time to time; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then unless and until the Borrower, the Agent and the Required Lenders mutually agree to adjustments to the terms hereof to reflect any such Accounting Change, all financial covenants (including such covenants contained in Section 7.11 and, if applicable, Section 7.12), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.

“General Partner” means CNP OGE GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (a) are classified as possessing a minimum of “minimal equity content” by S&P, Basket B equity credit by Moody’s, and 25% equity credit by Fitch and (b) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date that is 91 days after the Scheduled Revolving Credit Maturity Date.

“Increase Date” is defined in Section 2.22(a).

“Increasing Lender” is defined in Section 2.22(a).

“Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable and trade payables incurred in the ordinary course of business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (d) all Capitalized Lease Obligations in accordance with Agreement Accounting Principles, (e) all reimbursement obligations, contingent or otherwise, outstanding under Letters of Credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (f) unless otherwise cash collateralized, Consolidated Hedging Exposure, (g) indebtedness of the type described in clauses (a) through (f) above secured by any Lien on property or assets of such Person, whether or not assumed (but in any event if such indebtedness is not assumed or guaranteed, the amount constituting Indebtedness under this clause shall not exceed the fair market value of the property or asset subject to such security interest), (h) all direct guarantees of Indebtedness referred to in clauses (a) through (f) above of another Person, (i) all amounts payable in connection with mandatory redemptions or repurchases of Capital Stock (other than Hybrid Equity Securities, Mandatorily Convertible Securities and Equity Preferred Securities) and (j) all Off Balance Sheet Indebtedness of such Person. For the purpose of determining “Indebtedness,” any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been irrevocably deposited with the proper depositary in trust.

“Indemnified Costs” is defined in Section 10.10.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 9.7(b).

“Information” is defined in Section 5.14.

“Initial Financial Statements” means (a) the audited financial statements of Enogex Holdings LLC as of December 31, 2012 for the fiscal year ending on such date, (b) the audited financial statements of the business and assets of CEFS LLC and the CenterPoint Energy business and assets to be contributed to the Borrower as of December 31, 2012 for the fiscal year ending on such date and (c) the unaudited pro forma balance sheet as of December 31, 2012 and unaudited pro forma income statement for the year ending December 31, 2012, combining (i) CEFS LLC, (ii) the CenterPoint Energy business and assets to be contributed to the Borrower and (iii) Enogex.

“Initial JV Transaction” means the consummation on the Closing Date of the series of transactions to be consummated pursuant to Section 2.1 of the Master Formation Agreement on the terms and conditions set forth in the Master Formation Agreement.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or nine or twelve months if requested by the Borrower and agreed to by each of the Lenders), commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on (but excluding) the day which corresponds numerically to such date in the calendar month that is one, two, three or six months (or such other period as shall be agreed upon by all of the Lenders) thereafter; provided that (a) if there is no such numerically corresponding day in such first, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such first, second, third or sixth succeeding month or such other succeeding period and (b) no Interest Period shall extend beyond the Scheduled Revolving Credit Maturity Date. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment Grade Status” exists at any date if, on such date, the Borrower has or is deemed to have pursuant to the last paragraph of the Pricing Schedule (as in effect on the Closing Date) at least two of the following Designated Ratings: a Moody’s Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of Baa3 or better, a S&P Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better or a Fitch Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better.

“IPO” means an initial public offering of the Capital Stock of the Borrower, registered with the Securities Exchange Commission under the Exchange Act.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“LC Application” means (a) with respect to Citibank, UBSAG, Wells Fargo and JPMCB, an application, substantially in the form attached hereto as Exhibit C-1, Exhibit C-2, Exhibit C-3 or Exhibit C-4, respectively, and (b) with respect to each other LC Issuer, an application relating to the Facility LCs issued by such LC Issuer, which such application is in form and substance reasonably satisfactory to such LC Issuer and the Borrower.

“LC Commitment” means the lesser of (a) $400,000,000 and (b) the Aggregate Commitment.

“LC Fee” is defined in Section 2.20(e).

“LC Issuer Sublimit” means, (a) with respect to each LC Issuer, the amount set forth opposite such LC Issuer’s name below:

LC Issuer	LC Issuer Sublimit
Citibank, N.A.	$100,000,000
UBSAG	$100,000,000
Wells Fargo	$100,000,000
JPMCB	$100,000,000

or (b) in the case of any other LC Issuer, such amount as may be agreed among such LC Issuer, the Borrower and the Agent; provided that the aggregate LC Issuer Sublimits for all LC Issuers shall not exceed the LC Commitment.

“LC Issuers” means (a) Citibank, UBSAG, Wells Fargo and JPMCB, each in their separate capacity as an issuer of Facility LCs pursuant to Section 2.20 with respect to each Facility LC issued or deemed issued by Citibank, UBSAG, Wells Fargo or JPMCB, upon the Borrower’s request, (b) Bank of America, N.A. solely in its capacity as the issuer of the letter of credit described on Schedule 1.1, in accordance with Section 2.20(a), and (c) each other financial institution designated by the Borrower and reasonably acceptable to the Agent that agrees to issue a Facility LC pursuant to Section 2.20 in its sole discretion upon the Borrower’s request.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn face amount of all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Participation Fee” is defined in Section 2.20(e)

“LC Payment Date” is defined in Section 2.20(f).

“Lenders” has the meaning assigned thereto in the introductory paragraph hereto. Unless otherwise specified, the term “Lenders” includes the LC Issuers and the Swing Line Lender.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, each loan made by such Lender pursuant to Article II (or any conversion or continuation thereof), including a Revolving Loan and a Swing Line Loan.

“Loan Documents” means this Agreement, the LC Applications, the Notes, the Fee Letters and all other documents, instruments, notes and agreements executed and delivered in connection therewith or contemplated thereby which the Agent and the Borrower designate in writing as a “Loan Document”.

“Mandatorily Convertible Securities” means mandatorily convertible equity-linked securities issued by the Borrower or any Subsidiary, so long as the terms of such securities require no repayments or prepayments of principal and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Scheduled Revolving Credit Maturity Date.

“Master Formation Agreement” means that certain Master Formation Agreement dated as of March 14, 2013 by and among CenterPoint Energy, OGE, and ArcLight.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), or operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” means Indebtedness of the Borrower and/or its Material Subsidiaries (other than Indebtedness among the Borrower and/or its Subsidiaries) in an outstanding principal amount of $100,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material JV Agreements” is defined in Section 4.1(a)(vi).

“Material Subsidiary” means (a) for the purposes of determining what constitutes an “Event of Default” under Sections 8.1(e), (f), (g), (h), (i), (k) and (l) a Subsidiary of the Borrower (other than an Excluded Subsidiary) whose total assets, as of any date of determination, as determined in accordance with GAAP, represent at least 10% of the total assets of the Borrower, as of such date of determination, on a consolidated basis as determined in accordance with GAAP, and (b) for all other purposes the “Material Subsidiaries” shall be those Subsidiaries of the Borrower whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of the Borrower on a consolidated basis, as determined in accordance with GAAP for the Borrower’s most recently completed fiscal year and identified in the certificate most recently delivered pursuant to Section 6.1(d).

“Modify” and “Modification” are defined in Section 2.20(a), but, for purposes of Article IV hereof, such term shall not include the decrease or termination of a Facility LC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions or has been obligated to make contributions during the last six years.

“New Lenders” is defined in Section 2.22(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” is defined in Section 2.21.

“Non-Excluded Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Non-Recourse Indebtedness” means Indebtedness of any Excluded Subsidiary as to which (a) neither the Borrower nor any Non-Excluded Subsidiary provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) neither the Borrower nor any Non-Excluded Subsidiary is directly or indirectly liable as a guarantor or otherwise, (c) neither the Borrower nor any Non-Excluded Subsidiary is the lender or other type of creditor, or (d) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower or any Non-Excluded Subsidiary.

“Note” is defined in Section 2.13(d).

“Obligations” means all Loans, all Reimbursement Obligations, advances, debts, liabilities and obligations owing by the Borrower to the Agent, any Lender, any LC Issuer, the Swing Line Lender, any Arranger, any affiliate of the Agent, any Lender, any LC Issuer, the Swing Line Lender, any Arranger, or any Indemnitee under the provisions of Section 9.7 or any other provisions of the Loan Documents, in each case of any kind or nature, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all principal, interest (including interest accruing after the filing of any bankruptcy or similar petition), charges, indemnities, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower or any of its Subsidiaries under this Agreement or any other Loan Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off Balance Sheet Indebtedness” means, with respect to any Person, (a) any repurchase obligation or repurchase liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any obligations under Synthetic Leases or (d) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person. As used herein, “Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“OGE” means OGE Energy Corp., an Oklahoma corporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (b) an amount equal to its ratable obligation to purchase participations in the LC Obligations and Swing Line Loans at such time.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(d).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Borrower dated as of May 1, 2013 among the General Partner, CERC, OGE Enogex Holdings, LLC, a Delaware limited liability company, and Enogex Holdings LLC, a Delaware limited liability company, as modified from time to time.

“Payment Date” means the last day of each March, June, September and December and the Revolving Credit Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Receivables Financing” means any financing transaction or series of financing transactions (including factoring arrangements), the obligations under which are non-recourse to the Borrower and its Non-Excluded Subsidiaries (other than through recourse for breaches of representations and warranties made by the Borrower or any of the Non-Excluded Subsidiaries and such indemnities and/or credit recourse as are consistent with a true sale or absolute transfer characterization under current legal and accounting standards (it being assumed that such standards are met by delivery of a legal opinion to such effect)), in connection with which the Borrower or any Affiliate of the Borrower may sell, convey or otherwise transfer, or grant a Lien on, accounts, payments, receivables, accounts receivable, rights to future credits, reimbursements, lease payments or other payments or residuals or similar rights to payment and in each case any related assets (collectively, “Receivables Facility Assets”) to a Person that is not the Borrower or a Non-Excluded Subsidiary (including a Receivables Entity); provided that the aggregate principal or similar amount of all Permitted Receivables Financings shall not exceed at any one time outstanding 5% of Consolidated Tangible Assets.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.

“Pro Rata Share” means, with respect to a Lender, (a) a fraction, the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or (b) if the Aggregate Commitment has been terminated, a fraction, the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the Aggregate Outstanding Credit Exposure at such time.

“Purchaser” is defined in Section 12.3(a).

“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended by the Borrower or any such Subsidiaries prior to the acquisition or construction of such project) exceeds $50,000,000.

“Qualified Project EBITDA Adjustments” means, with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the Agent (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other reasonable factors deemed appropriate by the Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and

(b) thereafter, actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the Agent pursuant to clause (a) above as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided that in the event the actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by the Agent pursuant to clause (a) above for such fiscal quarter, the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Agent (such approval not to be unreasonably withheld or delayed), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(A) no such additions shall be allowed with respect to any Qualified Project unless:

(1) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 6.1(c) to the extent Qualified Project EBITDA Adjustments are requested be made to Consolidated EBITDA in determining compliance with Section 7.11, the Borrower shall have delivered to the Agent (i) written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project and (ii) a certificate of the Borrower certifying that all written information provided to the Agent for purposes of approving such pro forma projections (including information relating to customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions) was prepared in good faith based upon assumptions that were reasonable at the time they were made; and

(2) prior to the date such certificate is required to be delivered, the Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Agent may reasonably request, all in form and substance satisfactory to the Agent; and

(B) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).

“Rating Agency” is defined on the Pricing Schedule.

“Recipient” means (a) the Agent, (b) any Lender, (c) any LC Issuer, and (d) the Swing Line Lender, as applicable.

“Receivables Entity” means any Excluded Subsidiary formed or utilized for the special purpose of (a) effecting a Permitted Receivables Financing and (b) engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” is defined in the definition of “Permitted Receivables Financing”.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock (as defined therein) applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursed Party” is defined in Section 9.7(a).

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse each LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, representatives, agents, managers, administrators, trustees, and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.

“Required Lenders” means Lenders in the aggregate having Commitments of greater than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure, subject to Section 9.1(b).

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any such Person, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (d) the payment by such Person of any management, advisory or consulting fee to any other Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of such Person; provided that this clause (d) shall not include the payment, in the ordinary course, of any brokers, finders or similar fees as determined appropriate by their respective governing bodies in their reasonable discretion.

“Revolving Credit Maturity Date” means the earlier of (a) the Scheduled Revolving Credit Maturity Date and (b) the date of termination in whole of the Aggregate Commitment pursuant to Section 2.5(b) or the Commitments pursuant to Section 8.2.

“Revolving Loan” means, with respect to a Lender, each loan made by such Lender pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc, and any successor thereto.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly owned or controlled by, or (c) an individual that acts on behalf of, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time, to the extent that such program administered by OFAC is applicable to any such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Scheduled Revolving Credit Maturity Date” means May 1, 2018, as it may be extended pursuant to Section 2.21.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means any one or more related transactions (a) pursuant to which the Borrower or any of its Subsidiaries (other than an Excluded Subsidiary) acquires for an aggregate principal purchase price of not less than $50,000,000 (i) more than 50% of the Capital Stock in any other Person or (ii) other Property or assets (other than acquisitions of Capital Stock of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (b) which is designated by the Borrower (by written notice to the Agent) as a “Specified Acquisition”.

“Specified Change” is defined in the term “Change in Law”.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 25% of the Consolidated Net Income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends such four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).

“Swap Agreements” means any agreement with respect to any swap, forward, future or other derivative transaction or option or similar agreement entered into by the Borrower or any of its Subsidiaries in order to provide protection to the Borrower and/or its Subsidiaries against fluctuations in future interest rates, currency exchange rates or commodity prices.

“Swing Line Borrowing Notice” is defined in Section 2.23(b).

“Swing Line Lender” means Citibank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Limit” means a maximum principal amount of $100,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.23.

“Swing Line Rate” means, for any day, the sum of (i) the Eurodollar Rate for a one-month Interest Period that begins on such day plus (ii) the Applicable Margin with respect to Eurodollar Advances.

“Syndication Agent” means UBS Securities, in its capacity as Syndication Agent hereunder.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Borrower or any Subsidiary in connection with the negotiation, execution and consummation of (a) this Agreement and the other Loan Documents (including the commitment letters and all fees payable hereunder or pursuant to any Fee Letter on the Closing Date pursuant to Section 10.9) and (b) the 2013 Term Loan Agreement and the other “Loan Documents” related thereto and as defined therein (including the commitment letters and all fees payable on the “Closing Date” thereunder and as defined therein).

“Transactions” means, collectively, (a) the Initial JV Transaction, (b) the effectiveness of this Agreement and (c) the effectiveness and funding of the 2013 Term Loan Facility on the Closing Date.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UBSAG” means UBS AG, Stamford Branch and its successors.

“UBS Securities” means UBS Securities LLC.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means all classes of the Capital Stock (or other voting interests) of such Person then outstanding and normally entitled to vote in the election of directors or other governing body of such Person.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Agent.

Section 1.2. Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.3. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.4. References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.5. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

Section 1.6. Facility LC Amounts. Unless otherwise specified, all references herein to the amount of a Facility LC at any time shall be deemed to mean the maximum face amount of such Facility LC after giving effect to all increases thereof contemplated by such Facility LC, the LC Application therefor or the notice regarding the Modification thereof (at the time specified therefor in such applicable Facility LC, LC Application or such notice, and as such amount may be reduced by (a) any permanent reduction of such Facility LC or (b) any amount which is drawn, reimbursed and no longer available under such Facility LC).

ARTICLE II.

THE CREDITS

Section 2.1. Commitment. Subject to the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2, as applicable, from and including the Closing Date and prior to the Revolving Credit Maturity Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement to (a) make Revolving Loans to the Borrower from time to time and (b) participate in Facility LCs and Swing Line Loans issued or made, respectively, from time to time upon the request of the Borrower, in an aggregate outstanding amount not to exceed such Lender’s Commitment; provided that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Revolving Credit Maturity Date. The commitment of each Lender to lend hereunder and to participate in Facility LCs and Swing Line Loans shall expire on the Revolving Credit Maturity Date applicable to it. The LC Issuers hereby agree to issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20. The Swing Line Lender hereby agrees to make Swing Line Loans to the Borrower on the terms and conditions set forth in Section 2.23.

Section 2.2. Repayment; Termination. Any outstanding Loans and other outstanding Obligations (other than contingent indemnification obligations and LC Obligations that have been Cash Collateralized in accordance with Section 2.20(b)) shall be repaid in full by the Borrower on the Revolving Credit Maturity Date. Notwithstanding the termination of this Agreement on the Revolving Credit Maturity Date, until all of the Obligations (other than contingent indemnification obligations and LC Obligations that have been Cash Collateralized in accordance with Section 2.20(b)) shall have been fully paid and satisfied, all of the rights and remedies under this Agreement and the other Loan Documents shall survive. In addition, the Borrower shall make all payments required under Section 2.21 to each Lender that does not consent to the extension of the Scheduled Revolving Credit Maturity Date.

Section 2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Loans made from the several Lenders in accordance with their Pro Rata Share.

Section 2.4. Types of Advances. The Advances (other than any Swing Line Loan) may be Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9. The Borrower may request Swing Line Loans in accordance with Section 2.23.

Section 2.5. Commitment Fee; Reductions in Aggregate Commitment.

(a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender (subject, with respect to any Defaulting Lender, to the limitations set forth in Section 2.24(a)(iii)) a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on such Lender’s unused Commitment (it being understood that Swing Line Loans (to the extent participations therein have not been funded by the Lenders pursuant to Section 2.23(d)(ii)) will not be deemed a utilization of the Commitments solely for purposes of this Section) from the Closing Date to the Revolving Credit Maturity Date applicable thereto, payable on each Payment Date and the Revolving Credit Maturity Date; provided that, if any Lender continues to have Loans outstanding hereunder after the Revolving Credit Maturity Date, then the Commitment Fee shall continue to accrue on the aggregate principal amount of the Loans owed to such Lender until the date on which such Loans are repaid in full.

(b) Reductions in Aggregate Commitment. The Borrower may without premium or penalty permanently reduce the Aggregate Commitment in whole, or in part, ratably among the Lenders in a minimum amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances, after taking into account any prepayments to be made on or before such date.

Section 2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof); provided, that any Base Rate Advance may be in the amount of the unused Aggregate Commitment .

Section 2.7. Prepayments.

(a) Optional Prepayments. The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Advances, or any portion thereof in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, on any Business Day upon notice to the Agent by no later than 11:00 a.m. on the date of such prepayment. The Borrower may at any time prepay, without penalty or premium, all outstanding Swing Line Loans, or any portion thereof, on any Business Day upon notice to the Agent and the Swing Line Lender by 11:00 a.m. on the date of such repayment. The Borrower may from time to time prepay, subject to the payment of any amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or any portion thereof in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof upon at least two (2) Business Days’ prior notice to the Agent (or such shorter period as may be acceptable to the Agent). Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans and Swing Line Loans hereunder until the Revolving Credit Maturity Date. Each prepayment of the Loans under this Section 2.7 shall be applied as specified by the Borrower; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares or, in the case of Swing Line Loans, to the Swing Line Lender.

(b) Mandatory Prepayments. If, on any Business Day, the Aggregate Outstanding Credit Exposures exceed the Aggregate Commitment (an “Excess”), then the Borrower shall, within two (2) Business Days after the earlier of (i) the Borrower’s receipt of written notice of an Excess from the Agent and (ii) the date any Authorized Officer has actual knowledge of such Excess, solely to the extent of such Excess: first, prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Loans; second, if any Excess shall remain, prepay to the Agent, for the ratable account of each of the Lenders, in whole or in part, a principal amount of Revolving Loans comprising part of the same Borrowing(s) selected by the Borrower; and third, if any Excess shall remain, Cash Collateralize the Facility LCs in an amount that will eliminate such Excess.

Section 2.8. Method of Selecting Types and Interest Periods for New Advances (other than Swing Line Loans). The Borrower shall select the Type of Advance (other than any Swing Line Loan which is subject to Section 2.23) and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) in accordance with Section 2.14, which, when in writing, shall be in substantially the form attached hereto as Exhibit G, not later than 11:00 a.m. on the Borrowing Date of each Base Rate Advance and by 11:00 a.m. three (3) Business Days before the Borrowing Date for each Eurodollar Advance to be made on such Borrowing Date (or, in the case of any Eurodollar Advance to be made on the Closing Date, by 11:00 a.m. two (2) Business Days before the Closing Date), in each case, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance;

(b) the aggregate amount of such Advance;

(c) the Type of Advance selected; and

(d) in the case of a Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. on each Borrowing Date, each Lender (subject to the satisfaction of the applicable conditions precedent set forth in Article IV) shall make available its Revolving Loan or Revolving Loans in funds immediately available to the Agent at its address specified pursuant to Section 9.20. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address. If the Borrower requests a Eurodollar Advance but fails to specify an Interest Period therefor, such Eurodollar Advance will be deemed to have an Interest Period of one month.

Section 2.9. Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) in accordance with Section 2.14, which, when in writing, shall be in substantially the form attached hereto as Exhibit H, of each conversion of a Base Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. on the third Business Day prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation;

(b) the aggregate amount and Type of the Advance which is to be converted or continued; and

(c) the duration of the Interest Period applicable thereto.

If the Borrower requests a conversion to, or continuation of a Eurodollar Advance but fails to specify an Interest Period therefor, such Eurodollar Advance will be deemed to have an Interest Period of one month. After giving effect to all Advances, all conversions of Advances from one Type to the other, and all continuations of Advances as the same Type, there shall not be more than ten Interest Periods in effect.

Section 2.10. Changes in Interest Rate, etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Base Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Swing Line Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance or on a Swing Line Loan will take effect simultaneously with each change in the Alternate Base Rate or Eurodollar Rate, respectively. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate for such Interest Period, as determined by the Agent. No Interest Period may end after the Scheduled Revolving Credit Maturity Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory prepayment required pursuant to the last sentence of Section 2.2.

Section 2.11. Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, upon the occurrence and during the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. If all or a portion of (a) the principal amount of any Loan or any Reimbursement Obligation, (b) any interest payable thereon, or (c) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the Default Rate, in each case from the date of such non-payment until such amount is paid in full.

Section 2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Section 9.20, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon on the date when due and shall be applied ratably (except in the case of (a) Reimbursement Obligations for which an LC Issuer has not been fully indemnified by the Lenders, (b) Swing Line Loans or (c) as otherwise specifically required hereunder) by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender’s address specified pursuant to Section 9.20 or at any Lending Installation specified in a notice received by the Agent from such Lender.

Section 2.13. Noteless Agreement; Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original face amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note, or in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, in substantially the form of Exhibit D with applicable changes for notes evidencing Swing Line Loans (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

Section 2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices (confirmed promptly in writing) made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and Swing Line Loan shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Base Rate Advance or Swing Line Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Base Rate Advances when the Alternate Base Rate is determined by the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. All other computations of interest, LC Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.

Section 2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and prepayment notice received by it hereunder. The applicable LC Issuer shall notify the Agent promptly after the issuance of a Facility LC, and the Agent will notify each Lender of such issuance. The Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and Swing Line Loans, and each LC Issuer may book its Facility LCs, at any Lending Installation selected by such Lender or LC Issuer, as applicable, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and Swing Line Loans and any Notes issued hereunder shall be deemed held by each Lender or LC Issuer, as applicable, for the benefit of any such Lending Installation. Each Lender and LC Issuer may, by written notice to the Agent and the Borrower in accordance with Section 9.20, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

Section 2.18. Non-Receipt of Funds by the Agent. Unless the Borrower notifies the Agent prior to the time which it is scheduled to make payment to the Agent of a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the interest rate applicable to the relevant Loan.

Section 2.19. Replacement of Lender. If (w) any Lender requests compensation under Section 3.1, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5 and, in each case, such Lender has declined or is unable to promptly designate a different Lending Installation in accordance with Section 3.7 which would eliminate any further claims for such indemnity, compensation or payment, (x) any Lender is a Defaulting Lender or a Non-Consenting Lender, (y) any Lender’s obligation to make or to convert or continue outstanding Loans or Advances as Eurodollar Loans or Eurodollar Advances has been suspended pursuant to Section 3.3, and, in each such case, such Lender has declined or is unable to promptly designate a different Lending Installation in accordance with Section 3.7 which would eliminate any further suspension or (z) in addition to the rights of the Borrower under Section 2.21, any Lender is a Non-Extending Lender and the Required Lenders have approved the related Extension Request, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate (provided that the failure by any such Lender that is a Defaulting Lender to execute an Assignment and Assumption Agreement shall not render such assignment invalid), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.5) and obligations under this Agreement and the related Loan Documents (other than, if such Lender is an LC Issuer that has issued any outstanding Facility LCs at such time, its rights and obligations as an LC Issuer with respect to such Facility LCs) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have received (i) the prior written consent of the Agent, the Swing Line Lender, and each LC Issuer with respect to any assignee that is not already a Lender or an affiliate of a Lender hereunder, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) the consent of such assignee to the assignment, (iii) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the consent of the applicable assignee to the applicable amendment, waiver or consent and (iv) in the case of an assignment resulting from a Lender becoming a Non-Extending Lender, the consent of the applicable assignee to the applicable Extension Request;

(b) the Agent shall have received the assignment fee specified in Section 12.3(c) unless (i) waived by the Agent or (ii) the assignee is another Lender;

(c) such Lender shall have received payment of an amount equal to its funded and outstanding principal balance of its Outstanding Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including (other than with respect to any Defaulting Lender) any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(d) in the case of any such assignment resulting from (i) a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter or (ii) a suspension under Section 3.3, such assignment shall be made to a Lender or Eligible Assignee which is not subject to such a suspension; and

(e) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

Section 2.20. Facility LCs.

(a) Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit for any lawful purpose (each such letter of credit, a “Facility LC”) denominated in Dollars and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action, a “Modification”), from time to time from and including the Closing Date and prior to the Revolving Credit Maturity Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the LC Obligations shall not exceed the LC Commitment, (ii) the

Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (iii) the aggregate amount of LC Obligations of any LC Issuer at any time shall not exceed such LC Issuer’s LC Issuer Sublimit, unless otherwise expressly agreed by such LC Issuer. On the Closing Date, the letter of credit heretofore issued by Bank of America, N.A. described on Schedule 1.1 shall automatically, and without any further action by any party, constitute a Facility LC issued pursuant to this Section 2.20, and Bank of America, N.A., solely for the purpose of maintaining such letter of credit, shall constitute an LC Issuer for so long as (and only for so long as) such letter of credit remains outstanding.

(b) Expiration of Facility LCs. In the event that the expiry date of a Facility LC is later than five (5) Business Days prior to the Scheduled Revolving Credit Maturity Date, prior to such date that is five (5) Business Days prior to the Scheduled Revolving Credit Maturity Date, the Borrower shall deliver to the Agent cash, to be held by the Agent, for the benefit of the LC Issuers and the Lenders, in the Cash Collateral Account as security for the LC Obligations in respect of subsequent drawings under such Facility LC in an amount equal to 100% of the face amount of such outstanding Facility LC plus related fees and expenses with respect to such outstanding Facility LC over its remaining term (which cash will be invested pursuant to the requirements of Section 2.20(j)), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable LC Issuer. Any Facility LC with a one-year tenor may provide for the renewal thereof for additional one-year periods. If any Facility LC contains a provision pursuant to which it is deemed to be automatically renewed unless notice of termination is given by the applicable LC Issuer with respect to such Facility LC, such LC Issuer shall timely give notice of termination if (A) as of the close of business on the seventeenth (17th) day prior to the last day upon which such LC Issuer’s notice of termination may be given to the beneficiaries of such Facility LC, such LC Issuer has received a notice of termination from the Borrower or a notice from the Agent that the conditions to issuance of such Facility LC have not been satisfied or (B) the renewed Facility LC would extend beyond the date that is five (5) Business Days prior to the Scheduled Revolving Credit Maturity Date (unless such Facility LC is Cash Collateralized per the terms of this Section 2.20(b)).

(c) Participations. Upon (i) the issuance by the applicable LC Issuer of each Facility LC in accordance with this Section 2.20 and (ii) the Modification of each Facility LC increasing or decreasing the face amount thereof in accordance with this Section 2.20, the applicable LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to such Lender’s Pro Rata Share.

(d) Procedures for Issuing or Modifying a Facility LC. Subject to Section 2.20(a) and (b), (i) to request the issuance of a Facility LC, the Borrower shall deliver an LC Application to the applicable LC Issuer prior to 11:00 a.m. at least three (3) Business Days prior to the proposed date of issuance thereof and (ii) to request a Modification of a Facility LC, the Borrower shall deliver notice thereof to the applicable LC Issuer prior to 11:00 a.m. at least three (3) Business Days prior to the proposed date of Modification, identifying the Facility LC to be Modified and specifying the name and address of the beneficiary, the proposed date of Modification, the expiry date of such Modified Facility LC and such other information as shall be reasonably requested by such LC Issuer to Modify such Facility LC, accompanied by the written consent of the beneficiary thereto to the extent such consent is required pursuant to the terms of such Facility LC. Upon the applicable LC Issuer’s receipt of an LC Application or a notice of Modification, such LC Issuer shall promptly notify the Agent, and, in the case of an issuance of a Facility LC only, the Agent shall then promptly notify each Lender of the contents thereof and of the amount of such Lender’s participation in such Facility LC. Subject to each LC Issuer’s agreements set forth herein, each Facility LC issued by such LC Issuer shall be in a form reasonably satisfactory to such LC Issuer. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any LC Application or any other agreement entered into by the Borrower with an LC Issuer relating to any Facility LC, the terms of this Agreement shall control.

(e) LC Fees. The Borrower shall pay to the Agent, for the account of the Lenders (subject, with respect to any Defaulting Lender, to the limitations set forth in Section 2.24(a)(iii)) ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn face amount under such Facility LC, such fee to be payable in arrears on each Payment Date (the “LC Participation Fee”). The Borrower shall also pay to each LC Issuer for its own account (i) a fronting fee at a per annum rate equal to 0.15% on the average daily undrawn face amount under each Facility LC issued by such LC Issuer, such fee to be payable in arrears on each Payment Date, and (ii) normal and customary charges, costs and reasonable expenses incurred or charged by such LC Issuer in connection with the issuance or Modification of and draws under the Facility LCs issued by such LC Issuer in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time. Each fee described in this Section 2.20(e) shall constitute an “LC Fee”.

(f) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in strict conformity with the terms and conditions of such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand without offset of any kind for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC with respect to any drawing or other demand for payment made by a beneficiary thereunder prior to the Scheduled Revolving Credit Maturity Date (it being understood and agreed that no Lender shall have any obligation to reimburse any LC Issuer with respect to any drawing or other demand for payment under any Facility LC made after the Scheduled Revolving Credit Maturity Date, regardless of whether the Borrower has complied with any obligation to deliver Cash Collateral in respect of such Facility LC pursuant to the terms of this Agreement), to the extent such amount is not reimbursed by the

Borrower pursuant to Section 2.20(g) below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, from and including the date such payment is made by such LC Issuer to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three (3) days and, thereafter, at a rate of interest equal to the rate applicable to Base Rate Advances.

(g) Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on the applicable LC Payment Date (if notified of such drawing prior to 1:00 p.m. on such date, otherwise on the next Business Day following receipt of such notice) for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand (other than as set forth above), protest or other formalities of any kind; provided that to the extent the Borrower does not reimburse the applicable LC Issuer on the applicable LC Payment Date (or the next Business Day, as applicable), then the Borrower shall be deemed to have requested that the Swing Line Lender make a Swing Line Loan on such date; and provided further that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential, special, indirect or punitive) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) such LC Issuer’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final non-appealable judgment or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Each LC Issuer will pay to each Lender (other than any Defaulting Lender to the extent such Defaulting Lender has not provided Cash Collateral for the LC Issuers’ Fronting Exposure in respect thereof) ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.20(f). Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

(h) Obligations Absolute.

(i) The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC.

(ii) The Borrower further agrees with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, (A) the validity or genuineness of documents, instruments or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (B) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee, (C) the existence of any claims, set-off, defense or other right whatsoever of the Borrower against any beneficiary of such Facility LC or any such transferee, (D) any lack of validity or enforceability of any Facility LC or this Agreement, or any term of provision therein or herein, (E) payment by the LC Issuer under a Facility LC against presentation of a draft or other document that does not comply with the terms of such Facility LC, or (F) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or under any Facility LC.

(iii) No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.

(iv) The Borrower agrees that any action taken or omitted by any LC Issuer or Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence, willful misconduct or bad faith, as determined by a final, non-appealable judgment of a court of competent jurisdiction, shall be binding upon the Borrower and shall not result in any liability of such LC Issuer or Lender to the Borrower.

(v) Nothing in this Section 2.20(h) is intended to limit the right of the Borrower to make a claim against the applicable LC Issuer for damages as contemplated by the second proviso to the first sentence of Section 2.20(g).

(i) Actions of the LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. In the absence of (x) willful misconduct, gross negligence or bad faith of the applicable LC Issuer (as determined by a final, non-appealable judgment of a court of competent jurisdiction) in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the applicable LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC, such LC Issuer shall be fully (a) justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and (b) protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

(j) Cash Collateral Account.

(i) Establishment of Cash Collateral Account. If the Borrower is required to provide Cash Collateral under the terms of this Agreement, the Borrower and the Agent shall establish the Cash Collateral Account, and the Borrower shall execute any documents and agreements that the Agent reasonably requests in connection therewith to establish the Cash Collateral Account, including, if so requested, an assignment of deposit accounts in form and substance reasonably satisfactory to the Agent and the Borrower. The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders (including the LC Issuers), and agrees to maintain, a first priority security interest in the Cash Collateral Account and all of the Borrower’s right, title and interest in and to all Cash Collateral which may from time to time be on deposit in the Cash Collateral Account, and all proceeds thereof, to secure the prompt and complete payment and performance of the Obligations. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the LC Issuers as herein provided, or that the total amount of such Cash Collateral is less than the amount required to be deposited under this Agreement, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by any Defaulting Lender).

(ii) Application of Funds. Moneys in the Cash Collateral Account held in respect of LC Obligations arising from a particular Facility LC shall be applied by the Agent to reimburse the LC Issuer that issued such Facility LC for Reimbursement Obligations that arise in connection with such Facility LC for which it has not been reimbursed and, to the extent not so applied, and subject to clause (iii) below, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Fronting Exposure with respect to such Facility LC at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the applicable LC Issuer), be applied to satisfy other Obligations of the Borrower.

(iii) Release of Funds. If no Event of Default has occurred and is continuing, within three Business Days of the Borrower’s written request, the Agent shall release to the Borrower any and all funds held in the Cash Collateral Account above the aggregate amounts then expressly required, if any, to be deposited and held as Cash Collateral under all relevant provisions of this Agreement. In addition, after all of the Obligations have been paid in full (other than contingent indemnification obligations), the Aggregate Commitment has been terminated and all Facility LCs have been terminated or expired, any funds remaining in the Cash Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(iv) Administration of Cash Collateral Account. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. If and when required by the Borrower, the Agent shall invest and reinvest funds held in the Cash Collateral Account from time to time in cash equivalents specified from time to time by the Borrower and reasonably acceptable to the Agent. Interest or profits, if any, on such investments shall accumulate in such account. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(k) Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

(l) Replacement of an LC Issuer. Any LC Issuer may be replaced at any time by written agreement among the Borrower, the Agent, the replaced LC Issuer and the successor LC Issuer. The Agent shall notify the Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.20(e). From and after the effective date of any such replacement, (A) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs to be issued by it thereafter and (B) references herein to the term “LC Issuer” shall be deemed to refer to such successor or to any previous LC Issuer, or to such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Facility LCs issued by it prior to such replacement, but shall not be required to issue additional Facility LCs.

(m) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or any LC Issuer (with a copy to the Agent) the Borrower shall Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the reallocation provided in Section 2.24(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount equal to such Fronting Exposure or such higher amount agreed to by the Borrower.

(i) Defaulting Lender’s Grant of Security Interest. To the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the LC Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for such Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (ii) below.

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20(m) or Section 2.24 in respect of Facility LCs shall be applied to the satisfaction of the Defaulting Lender’s unreallocated obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20(m) following (A) the elimination of such Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Agent and each LC Issuer that there exists Cash Collateral in excess of the amount required to be maintained pursuant to the terms of this Agreement, in which case, such Cash Collateral (in the case of clause (A) above) or excess amounts (in the case of clause (B) above), as applicable, shall be returned to the Borrower upon its request therefor to the extent such Cash Collateral was provided by the Borrower; provided that, subject to Section 2.24, the Person providing Cash Collateral may agree that Cash Collateral in excess of such Fronting Exposure at any time shall be held to support future anticipated Fronting Exposure or other Obligations.

(n) Independence. The Borrower acknowledges that the rights and obligations of each LC Issuer under each Facility LC are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Facility LC, including contracts or arrangements between such LC Issuer and the Borrower and between the Borrower and the beneficiary of such Facility LC.

Section 2.21. Extension of Scheduled Revolving Credit Maturity Date.

(a) Request of Extension. No later than thirty (30) days prior to the Scheduled Revolving Credit Maturity Date, the Borrower shall have the option to request (such request, an “Extension Request”) an extension of the Scheduled Revolving Credit Maturity Date for an additional one-year period; provided that no more than two (2) of such one-year extensions shall be permitted hereunder. Any election by a Lender to extend its Commitment will be at such Lender’s sole discretion and such Lender’s failure to respond to an Extension Request within fifteen (15) Business Days from the date of delivery of such Extension Request shall be deemed to be a refusal by such Lender to so extend its Scheduled Revolving Credit Maturity Date.

(b) Extension; Conditions Precedent. Subject to the Agent’s receipt of written consents to such Extension Request from the Required Lenders (each such consenting Lender, an “Extending Lender”), the Scheduled Revolving Credit Maturity Date shall be extended for an additional one-year period for each Extending Lender; provided that (i) each non-consenting Lender (together with its successors and assigns, each a “Non-Extending Lender”) shall be required only to complete its Commitment up to the previously effective Scheduled Revolving Credit Maturity Date (without giving effect to such Extension Request), (ii) the Commitment of each Extending Lender (including the Commitment of each Additional Lender (as defined below)) shall be on the same terms and conditions as the Commitment of each other Extending Lender and Additional Lender, (iii) on the date of any extension of the Scheduled Revolving Credit Maturity Date under this Section 2.21, the conditions set forth in Section 4.3 shall be satisfied and (iv) the Borrower shall deliver to the Agent a certificate dated as of the date of any extension, signed by an Authorized Officer certifying that (A) the conditions set forth in Section 4.3 shall be satisfied and (B) attaching certified copies of resolutions of the board of directors or other equivalent governing body of the General Partner approving such extension.

(c) Payments to Non-Extending Lenders; Reduction of Commitment. All Obligations and other amounts payable hereunder to each Non-Extending Lender shall become due and payable by the Borrower on the previously effective Scheduled Revolving Credit Maturity Date (without giving effect to such Extension Request) or the earlier replacement of such Non-Extending Lender pursuant to Section 2.19. The Aggregate Commitment shall be reduced by the total Commitments of all Non-Extending Lenders expiring on such previously effective Scheduled Revolving Credit Maturity Date (without giving effect to such Extension Request) unless and until one or more lenders (including other Lenders) shall have agreed to assume a, or increase its, Commitment hereunder (in which case such portion of the Aggregate Commitment shall be reinstated pursuant to this Section). Each Non-Extending Lender shall be required to maintain its original Commitment up to the previously effective Scheduled Revolving Credit Maturity Date (without giving effect to such Extension Request) that such Non-Extending Lender had previously agreed upon.

(d) Replacement of Lender. The Borrower shall have the right at any time to replace each Non-Extending Lender (i) with one or more financial institutions (each, an “Additional Lender”) (A) that are existing Lenders (and, if any such Additional Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) or (B) that are not existing Lenders; provided that any financial institution that is not an existing Lender (x) must be an Eligible Assignee and (y) must become a Lender for all purposes under this Agreement pursuant to an Assignment and Assumption Agreement and (ii) on a non-pro rata basis with any such financial institution that is willing to grant the Extension Request, including at a higher or lower Commitment than such Non-Extending Lenders’ respective Commitments; provided that any replacement of one or more Non-Extending Lenders that results in a higher Aggregate Commitment than the Aggregate Commitment in effect prior to such Extension Request shall, to the extent of such excess, be effected pursuant to the requirements of Section 2.22.

Section 2.22. Increase of Aggregate Commitment.

(a) Request of Commitment Increase. At any time and from time to time prior to the Scheduled Revolving Credit Maturity Date, the Borrower shall have the right to request and effectuate increases in the Aggregate Commitment (each a “Commitment Increase”) without the consent of any Lender (other than a Lender that is increasing its Commitment in connection with such request) by adding to this Agreement pursuant to a Commitment Increase Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more existing Lenders to increase their respective Commitments (each an “Increasing Lender”); provided that:

(i) no Lender shall have any obligation to increase its Commitment;

(ii) unless the Agent otherwise consents, each Commitment Increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $5,000,000 in excess thereof or, if less, the remaining amount permitted pursuant to clause (iii) below;

(iii) in no event shall the aggregate amount of all Commitment Increases result in the Aggregate Commitment exceeding 150% of the Aggregate Commitment in effect on the Closing Date;

(iv) each New Lender must be an Eligible Assignee;

(v) on the effective date of any Increase (the “Increase Date”), the applicable conditions set forth in Section 4.3 shall be satisfied (or waived in accordance with Section 9.1); and

(vi) such increased Commitments shall be on the same terms as the existing Commitments (subject to the Borrower’s ability to extend any Commitment pursuant to Section 2.21).

(b) Deliverables for Commitment Increase. Each Commitment Increase must be requested by written notice from the Borrower to the Agent, specifying (x) the proposed Increase Date and (y) the amount of the requested Commitment Increase. To effect a Commitment Increase, the Borrower, the Agent, one or more New Lenders and/or Increasing Lenders (and, to the extent the consent of the LC Issuers and the Swing Line Lender is necessary under the terms of this Agreement, the LC Issuers and the Swing Line Lender) shall execute a Commitment Increase Agreement, and such Commitment Increase shall be effective on the Increase Date specified therein; provided that, as a condition to the effectiveness of any Commitment Increase, if requested by the Agent, the Borrower shall deliver to the Agent:

(i) a certificate dated as of the Increase Date, signed by an Authorized Officer certifying that (A) each of the conditions to such increase set forth in this Section 2.22 shall have occurred and been complied with and (B) attached thereto is a certified copy of resolutions of the board of directors or other equivalent governing body of the General Partner approving such Commitment Increase; and

(ii) a favorable customary opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably acceptable to the Agent, covering such matters relating to the Commitment Increase as the Agent may reasonable request.

(c) Notification of Commitment Increase; Reallocation of Credit Exposure. On each Increase Date, upon fulfillment of the conditions set forth in paragraph (b) above and Section 4.3, (i) the Agent shall notify the Lenders (including each New Lender) and the Borrower of the occurrence of the Commitment Increase effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each New Lender, (ii) the Aggregate Outstanding Credit Exposure will be reallocated among the Lenders in accordance with their revised Pro Rata Shares (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation and the Borrower shall pay any and all costs required pursuant to Section 3.4 in connection with such reallocation as if such reallocation were a repayment) and (iii) each New Lender that executes a Commitment Increase Agreement shall be a Lender for all purposes under this Agreement.

Section 2.23. Swing Line Loans.

(a) Amount of Swing Line Loans. Upon (x) the satisfaction of the conditions precedent set forth in Section 4.2 and (y) if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section

4.1, from and including the Closing Date and prior to the Revolving Credit Maturity Date, the Borrower may request and the Swing Line Lender shall, on the terms and conditions set forth in this Agreement, make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Limit (it being agreed that the Swing Line Lender shall be obligated to make Swing Line Loans even if the aggregate principal amount of Swing Line Loans outstanding and/or requested by the Borrower at any time, when added to the aggregate principal amount of Revolving Loans made by the Swing Line Lender in its capacity as a Lender at such time and its LC Obligations at such time, would exceed the Swing Line Lender’s own Commitment as a Lender at such time); provided that at no time shall (i) the Aggregate Outstanding Credit Exposure at any time exceed the Aggregate Commitment or (ii) the sum of (A) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (B) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (C) an amount equal to the Swing Line Lender’s ratable obligation to purchase participations in the LC Obligations at such time, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Credit Maturity Date. Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance (other than a Swing Line Loan) hereunder for the purpose of repaying any Swing Line Loan.

(b) Borrowing Notice. The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 2:00 p.m. on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $500,000 and in an integral multiple of $100,000 in excess thereof. The Swing Line Loans shall bear interest at the Swing Line Rate.

(c) Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 4:00 p.m. on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan to the Borrower on the Borrowing Date at the Agent’s address specified pursuant to Section 9.20.

(d) Repayment of Swing Line Loans.

(i) Each Swing Line Loan shall be paid in full by the Borrower on or before the earlier of (A) the fourteenth (14th) Business Day after the Borrowing Date for such Swing Line Loan and (B) the Revolving Credit Maturity Date; provided, that such payment shall not be made by the proceeds of any other Swing Line Loans.

(ii) The Swing Line Lender may, by written notice given to the Agent not later than 10:00 a.m. on any Business Day, require the Lenders (including the Swing Line Lender) to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Lender, specifying in such notice such Lender’s

Pro Rata Share of such Swing Line Loan or Swing Line Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such Swing Line Loan or Swing Line Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (B) the occurrence or continuance of a Default or Event of Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, or (D) any other circumstances, happening or event whatsoever. Each Lender shall comply with its obligation under this Section 2.23(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2. 8 with respect to Revolving Loans made by such Lender (and Section 2.8 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swing Line Lender the amounts so received from the Lenders. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.23(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. The Agent shall notify the Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swing Line Loan shall be made to the Agent and not to the Swing Line Lender. Any amounts received by the Swing Line Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent. All of such amounts received by the Agent in payment of Swing Line Loans shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or to the Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(iii) In addition, on the fourteenth (14th) Business Day after the Borrowing Date of any Swing Line Loan, the Borrower shall be deemed to have automatically given notice to the Agent requesting that each Lender make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan, in which case each Lender hereby absolutely and unconditionally agrees to fund to the Agent, for the account of the Swing Line Lender, such Lender’s Revolving Loan deemed requested under this clause (iii) at the Agent’s address specified pursuant to Section 9.20, no later than 4:00 p.m. on the date such notice is received by the Lender from the Agent if such notice is received at or before 2:00 p.m. (and otherwise before 11:00 a.m. on the next Business Day). Revolving Loans made pursuant to this Section 2.23(d)(iii) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Section 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.23(d)(iii) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (B) the occurrence or continuance of a Default or Event of Default, (C) any adverse change in the condition (financial or otherwise) of the Borrower, or (D) any other circumstances, happening or event whatsoever.

Section 2.24. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.1 will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated account until (subject to Section 2.24(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any LC Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20(m); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so requested by the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the LC Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility LCs issued under this Agreement, in accordance with Section 2.20(m); sixth, to the payment of any amounts owing to the Lenders, the LC Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any LC Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations to the Borrower under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility LCs were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Aggregate Commitments without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.5 and Section 2.20(e) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees) and the Borrower shall not be required to pay any fee that otherwise would not have been required to have been paid to that Defaulting Lender, provided, however that each Defaulting Lender shall be entitled to receive LC Participation Fees for any period during which that Lender is a Defaulting Lender to the extent (and only to the extent) allocable to its Pro Rata Share of the outstanding undrawn face amount of Facility LCs for which it has provided Cash Collateral pursuant to Section 2.20(m).

(B) With respect to any LC Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such LC Participation Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each LC Issuer the amount of any such LC Participation Fee otherwise payable to such Defaulting Lender to the extent allocable to such LC Issuer’s unreallocated or non-Cash Collateralized Fronting Exposure to such Defaulting Lender, if any, and (z) not be required to pay the remaining amount of any such LC Participation Fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s Fronting Exposure shall be automatically reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Outstanding Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall not later than two (2) Business Days after written demand by the Agent (at the direction of any LC Issuer and/or the Swing Line Lender, as the case may be), without prejudice to any right or remedy available to it hereunder or under law, first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure, and second, Cash Collateralize the LC Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.20(m).

(b) Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and each LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders and take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility LCs and Swing Line Loans to be held pro rata by the Lenders in accordance with the Aggregate Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender (and the Pro Rata Shares of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swing Line Loans/Facility LCs. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure with respect to such Defaulting Lender’s participation interest therein after giving effect to such Swing Line Loan and (ii) no LC Issuer shall be required to issue or Modify any Facility LC unless it is satisfied that it will have no Fronting Exposure with respect to such Defaulting Lender’s participation interest therein after giving effect thereto, in each case, after giving effect to such issuance or Modification, and after giving effect to any Cash Collateral provided in respect of, or reallocation pursuant to Section 2.24(a)(iv) of, such LC Issuer’s or Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender.

Section 2.25. Obligations of Lenders.

(a) Funding by Lenders; Presumption by the Agent. Unless the Agent shall have received notice from a Lender prior to the proposed time of any borrowing that such Lender will not make available to the Agent such Lender’s share of such Advance, the Agent may assume that such Lender has made such share available on such date in accordance with the terms hereof and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Advance to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans or participate in Facility LCs are several and are not joint or joint and several. The failure of any Lender to make available its Pro Rata Share of any Advance requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Share of such Advance available on the Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Share of such Advance available on the Borrowing Date.

ARTICLE III.

YIELD PROTECTION; TAXES

Section 3.1. Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any LC Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender, any LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility LC or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Agent or such other Recipient of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Recipient of participating in, issuing or maintaining any Facility LC (or of maintaining its obligation to participate in or to issue any Facility LC), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Recipient, the Borrower shall promptly pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered; provided that the Borrower shall not be required to pay any such amounts to any Recipient under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent such Recipient is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any Lending Installation of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Facility LCs or Swing Line Loans held by, such Lender, or the Facility LCs issued by any LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered; provided that the Borrower shall not be required to pay any such amounts to any Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent such Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.

(c) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender or LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.2. Changed Circumstances Affecting Eurodollar Rate Availability. In connection with any request for a Eurodollar Advance or a Base Rate Advance or a conversion to or continuation thereof, if for any reason (a) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Advance, (b) the Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Eurodollar Rate for such Advance or (c) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advance during such Interest Period, then the Agent shall promptly give notice thereof to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower and the other Lenders that such circumstances no longer exist, (i) the obligation of the Lenders to make Eurodollar Advances and the right of the Borrower to convert any Advance to or continue any Advance as a Eurodollar Advance shall be suspended, and the Borrower shall, at the Borrower’s option, either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Advance together with accrued interest thereon (subject to Section 2.15), on the last day of the then current Interest Period applicable to such Eurodollar Advance; or (B) convert, without premium or penalty and without liability for any amounts payable pursuant to Section 3.4, the then outstanding principal amount of each such Eurodollar Advance to a Base Rate Advance as of the last day of such Interest Period; and (ii) the Alternate Base Rate shall be calculated without giving effect to clause (c) of such definition.

Section 3.3. Laws Affecting Eurodollar Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Installations) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Installations) to honor its obligations hereunder to make or maintain any Eurodollar Advance, such Lender shall promptly give notice thereof to the Agent and the Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Agent notifies the Borrower and the other Lenders that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Advances, and the right of the Borrower to convert any Advance or continue any Advance as a Eurodollar Advance shall be suspended and thereafter the Borrower may select only Base Rate Loans, (ii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Advance to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period and (iii) the Alternate Base Rate shall be calculated without giving effect to clause (c) of such definition.

Section 3.4. Funding Indemnification. If (i) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, including pursuant to Section 9.19, (ii) a Eurodollar Advance is not made, continued or converted on the date specified by the Borrower in a Borrowing Notice or a Conversion/Continuation Notice for any reason other than default by the Lenders, (iii) a Eurodollar Advance is not prepaid on the date specified by the Borrower pursuant to Section 2.7 for any reason, or (iv) a Eurodollar Loan is assigned on a date which is not the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 2.19, then, except (a) as otherwise provided in this Agreement or (b) if arising in connection with a Lender becoming a Defaulting Lender or the replacement of such Lender pursuant to Section 2.19, for any such amounts that would be owing to such Lender, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance but excluding the Applicable Margin expected to be received by such Lender during the remainder of such Interest Period.

Section 3.5. Taxes.

(a) LC Issuers. For purposes of this Section 3.5, the term “Lender” includes any LC Issuer.

(b) Payments Free of Taxes. Any and all payments to a Recipient by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Tax been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, the Borrower shall not be required to indemnify a Recipient pursuant to this Section 3.5(d) for any Indemnified Taxes unless such

Recipient makes written demand on the Borrower for indemnification for such Indemnified Taxes no later than one hundred twenty (120) days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for payment of such Indemnified Taxes, and (ii) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate satisfying the requirements of Section 3.6 as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.5(e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.5(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), properly completed and executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) properly completed and executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed and executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, properly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) To the extent the Agent is not acting as a Lender, the Agent shall comply with the requirements of this Section 3.5(g) to the same extent as if it were a Lender (whose obligations under this Section 3.5(g) shall be solely to the Borrower) since the date on which it became the Agent.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Applicable Law. For purposes of this Section 3.5, the term “Applicable Law” includes FATCA.

Section 3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall (unless the subject of a good faith dispute by the Borrower) be payable within fifteen (15) days after demand and receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

Section 3.7. Alternative Lending Installation. If any Lender requests compensation under Section 3.1, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or is unable to fund or maintain Eurodollar Advances or Eurodollar Loans, as applicable, as a result of the circumstances described in Section 3.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.5 or remedy the circumstances described in Section 3.3, as the case may be, in the future, and (ii) would not in the reasonable judgment of such Lender subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. A Lender shall not be required to make any such designation or assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances requiring such designation or assignment cease to apply. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, if and to the extent such Lender is at such time generally assessing such costs and expenses in a similar manner to other similarly situated borrowers with similar credit facilities.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1. Initial Credit Extension. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Credit Extension hereunder shall be subject to the satisfaction of the following conditions precedent:

(a) Document Deliverables. The Agent’s (or its counsel’s) receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) A counterpart of this Agreement duly executed by the Borrower, the Agent and the Lenders;

(ii) Notes duly executed by the Borrower payable to each Lender requesting a Note pursuant to Section 2.13;

(iii) A certificate of the secretary or assistant secretary of the General Partner certifying (A) the names and true signatures of the officers of the General Partner authorized to sign each Loan Document to which the Borrower is a party and the notices and other documents to be delivered by the Borrower pursuant to any such Loan Document, (B) the limited partnership agreement and charter of the Borrower, together with all amendments, as in effect on the date of such certification, and (C) resolutions of the board of directors or other equivalent governing body of the General Partner approving and authorizing the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and authorizing the borrowings and other transactions contemplated hereunder, in form and substance reasonably satisfactory to the Arrangers;

(iv) A Certificate of the Secretary of State of the State of Delaware as to the existence and good standing of the Borrower in the State of Delaware;

(v) A certificate of the Borrower in form and substance reasonably satisfactory to the Arrangers certifying (A) the representations and warranties made by the Borrower in Article V are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) and (B) no Default or Event of Default has occurred and is continuing;

(vi) Fully executed or conformed copies of the Master Formation Agreement, the transition services agreements and each other material agreement related to the Initial JV Transaction (such agreements, collectively, the “Material JV Agreements”) and a certificate of the Borrower certifying as to the completeness of each Material JV Agreement and the consummation of the Initial JV Transactions, which certificate will be in form and substance reasonably satisfactory to the Arrangers.

(vii) Favorable legal opinions with respect to customary matters from the Borrower’s counsel, in form and substance reasonably satisfactory to the Arrangers and addressed to the Agent and the Lenders;

(viii) The Initial Financial Statements and the financial projections and forward looking statements of the Borrower for the period from January 1, 2013 through December 31, 2016, giving pro forma effect to the Initial JV Transaction;

(ix) Fully-executed copies of the amendments to the CenterPoint Energy Credit Facility and the CERC Credit Facility, effective in connection with the Initial JV Transaction; and

(x) Five days prior to the Closing Date (or such later date as the Agent shall reasonably agree) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested by the Agent a reasonable period in advance of the date that is five days prior to the Closing Date.

(b) Representations and Warranties. On the Closing Date, each of the representations and warranties made by the Borrower in Article V shall be true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of the Closing Date (except to the extent such representations and warranties expressly speak to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date).

(c) No Default. On the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(d) Initial JV Transaction. The Initial JV Transaction shall have been consummated prior to, or shall be consummated substantially simultaneously with, the Closing Date.

(e) Material Adverse Effect. Since December 31, 2012, there shall not have occurred and be continuing any material adverse effect on the business, condition (financial or otherwise), or operations of the Borrower, its Subsidiaries and the assets and businesses to be contributed to the Borrower pursuant to the Transactions, taken as a whole, other than as disclosed (i) in the Commitment Date SEC Reports or (ii) in writing to the Agent prior to March 14, 2013.

(f) Approvals. All material governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Borrower and its Subsidiaries shall have been obtained or waived (if applicable) and be in full force and effect, and all applicable waiting periods and appeal periods shall have expired.

(g) Fees. The Borrower shall have paid all fees required to be paid on or before the Closing Date, including the fees set forth in the Fee Letters to be paid on the Closing Date, and all reasonable out-of-pocket expenses required to be paid on or before the Closing Date for which invoices have been presented at least one Business Day prior to the Closing Date.

(h) Termination of Certain Existing Enogex Debt. The termination in full of the commitments of the Lenders and payment in full of all debt outstanding under the Existing Enogex Revolving Credit Agreement and the Existing Enogex Intercompany Agreement shall have occurred prior to, or substantially simultaneously with, the Closing Date, it being acknowledged that such payment may be made with the proceeds of borrowings hereunder.

(i) Closing Date. The Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 4.2. Each Credit Extension. The Lenders shall not (except as set forth in Section 2.23(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension (including the initial Credit Extension hereunder but excluding, for purposes of this Section 4.2, any conversion or continuation of any Loan or Advance), unless:

(a) In the case of an Advance of Loans, the Agent shall have received a Borrowing Notice as required by Section 2.8 and in the case of the issuance or Modification of a Facility LC, the applicable LC Issuer and the Agent shall have received all LC Applications as required by Section 2.20(d).

(b) There exists no Default or Event of Default at the time of and immediately after giving effect to such Credit Extension.

(c) The representations and warranties contained in Article V (other than representations and warranties set forth in Sections 5.7 and 5.9, which shall only be made and need only be true and correct on the Closing Date) are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of such Credit Extension Date, both immediately before and after giving effect to such Credit Extension, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension (other than any conversion or continuation of any Loan or Advance) shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(b) and 4.2(c) have been satisfied.

Section 4.3. Each Increase or Extension of the Commitments. Each increase of the Commitments pursuant to Section 2.22 and each extension of the Commitments pursuant to Section 2.21 shall not become effective until the date on which each of the following conditions, and the other conditions listed in Section 2.21 or Section 2.22, respectively, is satisfied:

(a) There exists no Event of Default at the time of and immediately after giving effect to such increase or extension of the Commitments.

(b) The representations and warranties contained in Article V (other than representations and warranties set forth in Sections 5.7 and 5.9, which shall only be made and need only be true and correct on the Closing Date) are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of the date of such increase or extension of the Commitments, both immediately before and after giving effect to such increase or extension of the Commitments, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 5.1. Existence and Standing. Each of the Borrower and its Material Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction where the conduct of its business would require such qualification, except where the failure to be in good standing or have such authority could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authorization and Validity; Enforceability. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party (as in effect on the date that this representation is made or deemed made) and to perform its obligations thereunder. This Agreement and each other Loan Document to which the Borrower is a party have been duly executed and delivered on behalf of the Borrower. The execution and delivery by the Borrower of the Loan Documents to which it is a party (as in effect on the date that this representation is made or deemed made) and the performance of its obligations thereunder have been duly authorized by proper limited partnership or other applicable actions, and the Loan Documents to which it is party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought at equity or in law).

Section 5.3. No Conflict. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the performance by the Borrower of its obligations thereunder, nor the consummation of the Transactions will (a) violate the Borrower’s or any Material Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, (b) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (c) contravene the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except, only in the case of this clause (c), for any such violations, contraventions or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.4. Government Consents. No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the consummation of the Transactions, the execution and delivery by the Borrower of the Loan Documents, the borrowings by the Borrower under this Agreement, the payment and performance by the Borrower of the Obligations thereunder or the legality, validity, binding effect or enforceability of any of the Loan Documents, except those relating to performance as would ordinarily be made or done in the ordinary course of business after the Closing Date.

Section 5.5. Compliance with Laws. The Borrower and each Material Subsidiary is in compliance with all Applicable Laws relating to it or any of its respective Properties except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

Section 5.6. Financial Statements.

(a) The Initial Financial Statements described in clauses (a) and (b) of the definition thereof, delivered to the Agent on or prior to the Closing Date were prepared in accordance with GAAP and fairly present in all material respects the financial conditions and operations of the companies subject to such Initial Financial Statements at the date of the respective Initial Financial Statements and the results of operations for such companies at such respective date.

(b) The annual consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the year then ended.

Section 5.7. Material Adverse Change. On and as of the Closing Date, since December 31, 2012, except as (a) disclosed in the Closing Date SEC Reports or (b) disclosed in writing to the Agent prior to the Closing Date and set forth on Schedule 5.7, there has been no Material Adverse Effect.

Section 5.8. OFAC. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower is a Sanctioned Person or Sanctioned Entity. The proceeds of any Loan or any Facility LC will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 5.9. Litigation. On and as of the Closing Date, except as (a) disclosed in the Closing Date SEC Reports or (b) disclosed to the Agent prior to the Closing Date and set forth on Schedule 5.9, there is no litigation, arbitration or governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer or the general counsel of the General Partner (or, if at such time the Borrower has a general counsel, of the Borrower), threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the initial Credit Extension.

Section 5.10. Subsidiaries. Schedule 5.10 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth which Subsidiaries are Material Subsidiaries (and indicating that, as of such date, there are no Excluded Subsidiaries) and setting forth each Subsidiary’s jurisdiction of organization and the percentage of its Capital Stock or other ownership interests owned by the Borrower or other Subsidiaries.

Section 5.11. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans or any Facility LC will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation U or Regulation X.

Section 5.12. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 5.13. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14. Accuracy of Information.

(a) None of the documents or written information (excluding (x) estimates, financial projections and forecasts and (y) the balance sheet and income statement described in clause (c) of the definition of “Initial Financial Statements”) furnished to the Lenders by or on behalf of the Borrower in connection with or pursuant to this Agreement or the other Loan Documents (collectively, the “Information”), contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any untrue statement of a material fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower and its Subsidiaries) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, as a whole.

(b) The (x) estimates, financial projections and forecasts and (y) the balance sheet and income statement described in clause (c) of the definition of “Initial Financial Statements” furnished to the Lenders by or on behalf of the Borrower with respect to the transactions contemplated under this Agreement were prepared in good faith and on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such information was prepared (it being recognized by the Lenders that such estimates, financial projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such estimates, financial projections and forecasts may differ from the projected results set forth therein by a material amount).

Section 5.15. Solvency. On the Closing Date (after giving effect to the Transactions), the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal and all other material tax returns that are required to be filed by it and has paid or caused to be paid all taxes shown to be due and payable by it on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority and payable by it (other than, with respect to any of the foregoing, any such taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.17. Title to Properties. The issued and outstanding Capital Stock owned by the Borrower of each of its Material Subsidiaries, whether such stock is owned directly or indirectly through one or more of its Subsidiaries, is owned free and clear of any Lien (other than any Lien permitted pursuant to Section 7.4). In addition, each of the Borrower and each Material Subsidiary has good title to, or valid leasehold interests in, all its Property material to its business, except for defects in title and exceptions to leasehold interests that either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and all such Properties are free and clear of any Lien except Liens permitted under this Agreement.

Section 5.18. No Violation. The Borrower is not in violation of any order, writ, injunction or decree of any court or any order, regulation or demand of any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1. Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Agent:

(a) Within ninety (90) days after the end of each of its fiscal years, financial statements prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, setting forth in comparative form figures for the preceding fiscal year, accompanied by an audit report, consistent with the requirements of the Securities and Exchange Commission, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders.

(b) Within forty-five (45) days after the end of the first three quarterly periods of each of its fiscal years, financial statements prepared in accordance with GAAP (other than with regard to the absence of footnotes and subject to changes resulting from audit and normal year-end audit adjustments to same) on a consolidated basis for itself and its Subsidiaries, including, consolidated unaudited balance sheets as at the end of each such period and consolidated unaudited statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, and accompanied by a certificate of a Financial Officer to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates and have been prepared in accordance with GAAP (other than with regard to the absence of footnotes and, subject to changes resulting from audit and normal year-end audit adjustments to same).

(c) Together with the financial statements required under Sections 6.1(a) and 6.1(b), (i) a compliance certificate in substantially the form of Exhibit F signed by a Financial Officer (A) showing the calculations necessary to determine compliance with Section 7.11 and, if applicable, Section 7.12 and (B) stating that no Default or Event of Default exists, or if any Default or Event of Default exists as of the date of such compliance certificate, stating the nature and status thereof, and (ii) such other financial information as may be reasonably requested by the Agent reasonably in advance of the delivery of such financial statements, including consolidating financial statements, as is necessary to account for Non-Recourse Indebtedness and Excluded EBITDA for purposes of determining the Consolidated Leverage Ratio.

(d) Together with the financial statements required under Sections 6.1(a), a certificate signed by a Financial Officer certifying an updated Schedule 5.10 with respect to its Subsidiaries, Material Subsidiaries and Excluded Subsidiaries, if applicable.

(e) If requested by the Agent, within 305 days after the end of each fiscal year of the Borrower, a copy of the actuarial report showing the Unfunded Liabilities of each Single Employer Plan as of the valuation date occurring in such fiscal year, certified by an actuary enrolled under ERISA.

(f) As soon as possible and in any event within ten (10) days after an Authorized Officer knows that any ERISA Event has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, a statement, signed by an Authorized Officer, describing said ERISA Event and the action which the Borrower proposes to take with respect thereto.

(g) From time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request, including support for any pro forma calculations hereunder.

(h) Promptly upon the filing thereof, copies of all registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvestment plan, shareholder purchase plan or employee benefit plan) and reports on form 10-K, 10-Q or 8-K (or their equivalents) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(i) Promptly upon obtaining knowledge thereof, notice of any change in any of the Borrower’s Designated Ratings.

(j) Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the Act), as from time to time reasonably requested by the Agent or any Lender.

(k) Promptly upon the execution thereof, copies of all amendments to the Partnership Agreement and material amendments to the Material JV Agreements.

Information required to be delivered pursuant to these Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(k) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Agent that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower’s DebtDomain site or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.1(c) and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower’s DebtDomain site or such other website and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(k) to any Lender which requests such delivery.

Notwithstanding anything herein to the contrary, so long as each Lender is a “Lender” under and as defined in the 2013 Term Loan Facility, information delivered pursuant to Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(k) of the 2013 Term Loan Facility shall be deemed delivered under Sections 6.1(a), 6.1(b), 6.1(h) and 6.1(k) hereof, respectively; provided that, if any Lender shall cease to be a “Lender” under and as defined in the 2013 Term Loan Facility, the Borrower shall be required to separately deliver such information pursuant to the terms of this Agreement, which information may be posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower’s DebtDomain site or at another website identified in such notice and accessible by the Lenders without charge.

Section 6.2. Use of Proceeds and Facility LCs. The Borrower will use the proceeds of the Loans to (a) refinance certain indebtedness owing by Enogex under the Existing Enogex Revolving Credit Agreement and the Existing Enogex Intercompany Agreement and (b) for general corporate purposes of the Borrower and its Subsidiaries. Facility LCs will be issued only for general corporate purposes of the Borrower and its Subsidiaries.

Section 6.3. Notice of Default. Within five (5) days after any Authorized Officer with responsibility relating thereto obtains knowledge of any Default or Event of Default, the Borrower will deliver to the Agent a certificate of an Authorized Officer setting forth the details thereof and, if such Default or Event of Default is then continuing, the action which the Borrower is taking or proposes to take with respect thereto.

Section 6.4. Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect, its corporate or other legal existence and its rights, privileges and franchises material to the normal conduct of its businesses; provided that nothing in this Section 6.4 shall prohibit (a) any transaction permitted pursuant to Section 7.1, (b) the IPO or (c) the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary which could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5. Taxes. The Borrower will, and will cause each Material Subsidiary to, file all United States federal tax returns and all other material tax returns which are required to be filed by it, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each Material Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its Property that are payable by it, except (a) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (b) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.

Section 6.6. Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies, insurance on its Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as are consistent with reasonably prudent industry practice, and the Borrower will furnish to the Agent upon request full information as to the insurance carried.

Section 6.7. Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply with all laws, statutes, rules, regulations, orders, writs, judgments, injunctions, restrictions, decrees or awards of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property to which it may be subject, including all Environmental Laws, ERISA and all Applicable Laws involving transactions with, investments in or payments to Sanctioned Persons or Sanctioned Entities, except (i) where failure to so comply could not reasonably be expected to result in a Material Adverse Effect or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

Section 6.8. Maintenance of Properties. Subject to Section 7.1, the Borrower will, and will cause each Material Subsidiary to, keep and maintain all of its Property that is necessary and material to the operation of the business of the Borrower and its Subsidiaries, taken as whole, in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.9. Inspection; Keeping of Books and Records.

(a) The Borrower will, and will cause each Material Subsidiary to, at the Borrower’s expense, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property (subject to such physical security requirements as the Borrower or the applicable Material Subsidiary may reasonably require), to examine and make copies of the books of accounts and other financial records of the Borrower and each Material Subsidiary (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section), and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Agent or any Lender may designate; provided that the Borrower shall only be responsible for the expenses of one such visit, examination and/or inspection (in the aggregate among the Agent and the Lenders) in any twelve month period, unless such visit, examination and/or inspection is conducted during the continuance of an Event of Default.

(b) The Borrower shall keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries shall be made of all dealings and transactions in relation to their respective businesses and activities in sufficient detail as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.

ARTICLE VII.

NEGATIVE COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 7.1. Fundamental Changes. The Borrower will not, and will not permit any of its Material Subsidiaries to, (a) enter into any transaction of merger or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, that as long as no Default or Event of Default exists and is continuing or would be caused thereby: (i) a

Person (including a Subsidiary of the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity and (B) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Material Subsidiary may (A) merge or consolidate with or into another Subsidiary of the Borrower or (B) merge or consolidate with or into any other Person (other than the Borrower, which shall be governed by clause (i) of this Section) so long as either (x) such Material Subsidiary shall be the surviving entity of such merger or consolidation or (y) upon such merger or consolidation, such other Person would become a Material Subsidiary of the Borrower after giving effect to such merger or consolidation (it being understood that, notwithstanding anything to the contrary contained herein, for purposes of this clause (y) only, a Material Subsidiary shall mean, as at any time of determination, a Subsidiary whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of the Borrower, on a consolidated basis, as determined in accordance with GAAP, at such time) and (iii) the Borrower or any Subsidiary may otherwise take such action to the extent permitted by Section 7.2(b).

Section 7.2. Asset Sales.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, convey, sell, lease, transfer, or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, convey, sell, lease, transfer, or otherwise dispose of assets (including interests in any Person), businesses or operations of any Person; provided, that, subject to Section 7.2(a) above, (i) the Borrower and its Subsidiaries may enter into sales and leases of inventory in the ordinary course of business, (ii) the Borrower and its Subsidiaries may enter into leases of transportation capacity, storage capacity, and/or processing capacity in the ordinary course of business, (iii) the Borrower and its Subsidiaries may enter into conveyances, sales, leases, transfers, or other dispositions of obsolete, surplus or unusable equipment in the ordinary course of its business and (iv) if no Default or Event of Default exists and is continuing or would be caused thereby, the Borrower and its Subsidiaries may convey sale, lease, transfer or dispose of other assets.

(c) Notwithstanding the foregoing Sections 7.2(a) and (b), nothing in this Section 7.2 shall be deemed to prohibit (i) the IPO or (ii) the Borrower or any Subsidiary from conveying, selling, leasing, transferring, or otherwise disposing of any assets to any other Subsidiary or to the Borrower.

Section 7.3. Indebtedness. The Borrower will not permit its Subsidiaries (other than Excluded Subsidiaries) to create, assume, incur or suffer to exist any Indebtedness, except for the following:

(a) Indebtedness existing on the Closing Date and listed on Schedule 7.3 and renewals, extensions and refinancings of such Indebtedness that do not violate Section 7.10.

(b) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary.

(c) Unsecured Indebtedness of a Person that becomes a Subsidiary (including by way of acquisition, merger or consolidation) after the Closing Date; provided that such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary, together with extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date of such extension, renewal or replacement.

(d) Guarantees of Indebtedness of any Subsidiary permitted hereunder by any other Subsidiary.

(e) Indebtedness of any Subsidiary (or any Person that will become a Subsidiary (including by way of acquisition, merger or consolidation) after the Closing Date, provided that such Indebtedness is not incurred in contemplation of such entity becoming a Subsidiary) secured by a Lien permitted pursuant to Section 7.4(a), together with extensions, renewals and replacements of any such Indebtedness in a principal amount not in excess of that outstanding as of the date of such extension, renewal or replacement.

(f) Indebtedness in respect of Swap Agreements or credit support in respect thereof entered into in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated.

(g) Indebtedness in respect of a Permitted Receivables Financing.

(h) Guarantees by any Subsidiary of Indebtedness of the Borrower to the extent such Subsidiary has guaranteed the Indebtedness of the Borrower under this Agreement on terms and conditions satisfactory to the Agent.

(i) Non-Recourse Indebtedness of Excluded Subsidiaries.

(j) Indebtedness in an aggregate amount not to exceed at any one time outstanding the greater of (x) $250,000,000 and (y) 5% of Consolidated Tangible Assets.

Section 7.4. Liens. The Borrower will not, nor will it permit any Material Subsidiary (other than an Excluded Subsidiary) to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries (other than Excluded Subsidiaries), except:

(a) Any Lien securing Indebtedness, including a Capitalized Lease, incurred or assumed for the purpose of financing all or any part of the cost of acquiring, repairing, constructing or improving fixed or capital assets; provided that (i) such Lien shall be created substantially simultaneously with or within 12 months after the acquisition thereof or the completion of the repair, construction or improvement thereof, (ii) such Lien shall not apply to any other property or assets of the Borrower or of its Material Subsidiaries (other than repairs, renewals, replacements, additions, accessions, improvements and betterments thereto) and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be.

(b) Any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or any Subsidiary, or otherwise becomes a Subsidiary; provided that (i) such Lien existed at the time such Person became a Subsidiary and was not created in anticipation thereof, and (ii) such Lien does not encumber any other property or assets of the Borrower or any of its Subsidiary (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).

(c) Any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary; provided that (i) such Lien existed at the time of such acquisition and was not created in anticipation thereof, and (ii) such Lien does not encumber any other property or assets (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).

(d) Any Lien arising out of the refinancing, extension, renewal or refunding of any debt secured by any Lien permitted by Section 7.4(a), 7.4(b), 7.4(c), 7.4(m), 7.4(n), or 7.4(r); provided that no such Lien shall encumber any additional assets (other than additions thereto and property in replacement or substitution thereof) or secure debt with a larger principal amount (other than in respect of accrued interest, fees and transaction costs) than the debt being refinanced, extended, renewed or refunded.

(e) Liens for taxes, assessments or governmental charges or levies on its Property (i) not yet due or delinquent (after giving effect to any applicable grace period) or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP.

(f) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, interest owner’s of oil and gas production and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

(g) (i) Liens arising out of pledges or deposits, surety bonds or performance bonds, in each case relating to or under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (ii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or arising as a result of progress payments under government contracts, in each case incurred in the ordinary course of business.

(h) Easements (including reciprocal easement agreements and utility agreements), reservations, rights-of-way, covenants, consents, encroachments, variations, charges, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries, which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

(i) Liens arising by reason of any judgment, decree or order of any court or other governmental authority which do not result in an Event of Default.

(j) Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enters into Swap Agreements or any credit support therefor, in each case, in the ordinary course of business for the purpose of mitigating risks associated with liabilities (including interest rate liabilities), commitments, investments, assets or property held or reasonably anticipated.

(k) Liens, including Liens imposed by Environmental Laws, that (i) do not secure Indebtedness, (ii) do not secure obligations in an aggregate amount exceeding $50,000,000 at any time prior to the date that the Borrower achieves Investment Grade Status, (iii) do not in the aggregate materially detract from the value of its assets (other than to the extent of such Lien) or materially impair the use thereof in the operation of its business and (iv) in the case of all such Liens other than those imposed by Environmental Laws, are incurred in the ordinary course of business.

(l) Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

(m) Liens created or assumed by the Borrower or a Subsidiary on any contract for the permitted sale of any product or service or any proceeds therefrom (including accounts and other receivables).

(n) Liens created by the Borrower or a Subsidiary on advance payment obligations by such Person to secure indebtedness incurred to finance advances for oil, gas, hydrocarbon and other mineral exploration and development.

(o) Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.

(p) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction.

(q) Liens granted to the Agent, for the benefit of the Lenders and the LC Issuers, in the Cash Collateral Account.

(r) Liens existing on the Closing Date and listed on Schedule 7.4.

(s) Liens on the Capital Stock or assets of any Receivables Entity, or Liens on Receivables Facility Assets sold, contributed, financed or otherwise conveyed or pledged in connection with a Permitted Receivables Financing.

(t) Liens securing Indebtedness of a Subsidiary to the Borrower or to a Non-Excluded Subsidiary.

(u) Leases and subleases of real property owned or leased by the Borrower or any Subsidiary and not materially interfering with the ordinary conduct of the business of the Borrower and the Subsidiaries.

(v) Cash collateral and other Liens securing obligations incurred in the ordinary course of its energy marketing business (other than any obligations in respect of Swap Agreements or similar transactions, in each case that are not entered for the purpose of mitigating risks associated with liabilities (including interest rate liabilities), commitments, investments, assets or property held or reasonably anticipated).

(w) Liens not described in or otherwise permitted by Sections 7.4(a) through 7.4(v), inclusive, securing indebtedness in an aggregate amount not to exceed at any one time outstanding the greater of (x) $250,000,000 and (y) 5% of Consolidated Tangible Assets.

Section 7.5. Affiliate Transactions. The Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than transactions between (i) the Borrower and any Non-Excluded Subsidiary, (ii) any Non-Excluded Subsidiary and another Non-Excluded Subsidiary or (iii) any Excluded Subsidiary and another Excluded Subsidiary) except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary (all terms of a particular transaction taken as a whole) than the Borrower or such Subsidiary could obtain in a comparable arm’s length transaction; provided, that this Section shall not prohibit (a) any Restricted Payment permitted under Section 7.7, (b) the provision by the Borrower or any such Material Subsidiary of credit support to its Subsidiaries in the form of a performance guaranty or similar undertaking (but excluding any guaranty of, joint and several obligations for, or assumption of, Indebtedness or payment obligations), (c) the provision of letters of credit, guaranties, sureties and similar forms of credit support in respect of performance obligations of an Affiliate (but excluding any such support for Indebtedness or payment obligations) on terms and conditions that the Borrower or such Material Subsidiary, as applicable, believes in good faith to be fair and reasonable to the Borrower or such Material Subsidiary as applicable, provided, however, that to the extent the amount of the obligations of such Affiliate supported thereby exceeds $10,000,000, the provision of such letter of credit, guaranty, surety or similar form of credit support shall be approved by the board of directors or similar governing body of the General Partner and determined by such board of directors or similar governing body to be fair and reasonable to the Borrower or such Material Subsidiary, as applicable, (d) customary arrangements among Affiliates relating to the administrative or management services authorized by the Borrower’s or such Subsidiary’s organizational documents or board of directors or other governing body (or committee thereof), (e) equity investments by the Borrower and its Subsidiaries made after the Closing Date in any such Affiliates in an amount not to exceed $250,000,000, in the aggregate, at any one time (after giving effect to all returns of capital), (f) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of any such regulatory body, (g) the IPO, (h) the transfer of Receivables Facility Assets to a Receivables Entity in connection with any Permitted Receivables Financing and (i) the transactions set forth on Schedule 7.5.

Section 7.6. Excluded Subsidiaries. The Borrower shall take such action as is necessary (including, at the Borrower’s option, subject to Section 9.17, designating a Subsidiary that was previously an Excluded Subsidiary as a Non-Excluded Subsidiary and/or transferring assets from an Excluded Subsidiary to a Non-Excluded Subsidiary) to ensure that the aggregate assets owned by all Excluded Subsidiaries does not exceed, at any one time, 15% of consolidated assets of the Borrower and its Subsidiaries, as determined by the most recent balance sheet delivered by the Borrower pursuant to Section 6.1.

Section 7.7. Restricted Payments. Prior to the date that the Borrower first achieves Investment Grade Status, the Borrower shall not, and shall not permit its Subsidiaries to, make any Restricted Payments other than the following: (a) ratable distributions by Subsidiaries and joint ventures of the Borrower or its Subsidiaries, to the Borrower and/or to Subsidiaries of the Borrower and the other joint venturers therein, (b) ratable distributions paid only in common (non-preferential and non-redeemable) equity securities, (c) distributions in connection with stock option or other benefit plans for management and employees, (d) payment of management, marketing services, credit support and general and administrative fees and expenses in accordance with its governing documents and/or the other arrangements or agreements permitted by Section 7.5, and payment of or reimbursement for (or indemnification for) costs, fees and expenditures made or incurred for or on behalf of it or its Subsidiaries by any Person in connection with providing such services, and (e) if and to the extent that no Event of Default then exists or would result therefrom, the Borrower may make (i) distributions with respect to the partnership interests in the Borrower in an amount not to exceed (A) Distributable Cash (as defined in the Partnership Agreement) prior to the consummation of the IPO and (B) Available Cash (as defined in the Partnership Agreement) on and after the consummation of the IPO and (ii) distributions required by the Partnership Agreement in connection with any Bronco Arrearage Amount, CERC Arrearage Amount or OGE Arrearage Amount (each as defined in the Partnership Agreement).

Section 7.8. Nature of Business. The Borrower and its Subsidiaries shall not engage in any business other than such business that is substantially the same as conducted by the Borrower and its Subsidiaries as of the Closing Date and other businesses in the energy industry reasonably related thereto (including, without limitation, the gathering, fractionation, distillation, marketing, processing, purchase, sale, storage, trading, treatment, and transportation of natural gas, natural gas liquids, crude oil, and their products).

Section 7.9. Restrictive Agreements. The Borrower will not, and will not permit any Material Subsidiary to, enter into or permit to exist any agreement or other consensual arrangement that explicitly prohibits or restricts the ability of any Material Subsidiary to make any payment of any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of such Material Subsidiary, now or hereafter outstanding; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Material Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) prohibitions and restrictions imposed by law or by this Agreement, (ii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument (A) existing on the Closing Date, (B) relating to any Indebtedness of, or otherwise to, any Person at the time such Person first becomes a Material Subsidiary, so long as such prohibition or restriction was not created in contemplation of such Person becoming a Material Subsidiary, and (C) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness or other obligations issued or outstanding under an agreement or instrument referred to in clauses (ii)(A) and (ii)(B) above, so long as the prohibitions or restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the prohibitions and restrictions contained in the original agreement or instrument, as determined in good faith by an Authorized Officer, (iii) any prohibitions or restrictions with respect to a Material Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iv) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such restrictions are not applicable to the property or assets of any other entity and (v) any prohibitions or restrictions on any Receivables Entity pursuant to a Permitted Receivables Financing.

Section 7.10. Limitation on Amending Certain Documents. The Borrower will not, and will not permit any Subsidiary to, modify or amend (a) (i) the Existing Enogex Term Loan Agreement or (ii) the Existing Enogex Senior Notes, in each case, to the extent such amendment would increase the principal amount of, or extend the maturity of, the Indebtedness evidenced thereby, provided that this clause (a) shall not prohibit any amendment to the Existing Enogex Term Loan Agreement or the Existing Enogex Senior Notes, or refinancing of such Indebtedness to the extent such amended or refinanced Indebtedness would otherwise be permitted by Section 7.3 or (b) the Partnership Agreement or the Material JV Agreements, in each case described in this clause (b), in a manner that is materially adverse to the Lenders.

Section 7.11. Consolidated Leverage Ratio.

(a) The Borrower will not permit, as of the last day of each fiscal quarter, the Consolidated Leverage Ratio as of such date to be (a) on any date of determination other than during an Acquisition Period, greater than 5.00:1.00 and (b) on any date of determination during an Acquisition Period, greater than 5.50:1.00.

(b) For purposes of calculating compliance with the financial covenant set forth in Section 7.11(a), Consolidated EBITDA may include, at Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.

Section 7.12. Interest Coverage Ratio. The Borrower will not permit, as of the last day of each fiscal quarter occurring prior to the first date on which the Borrower achieves Investment Grade Status, the ratio of Consolidated EBITDA to Consolidated Interest Expense as of such date to be less than 3.00:1.00.

ARTICLE VIII.

EVENTS OF DEFAULT, ACCELERATION AND REMEDIES

Section 8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be incorrect or untrue in any material respect (other than a representation and warranty that is subject to a materiality qualifier in the text thereof, which shall be incorrect or untrue in any respect) when made or deemed made.

(b) Nonpayment of (i) principal of any Loan or any Reimbursement Obligation when due, (ii) interest upon any Loan or of any fee under any of the Loan Documents within five (5) Business Days after the same becomes due or (iii) any other obligation or liability under this Agreement or any other Loan Document within ten (10) Business Days after the Borrower’s receipt of notice from the Agent of such nonpayment.

(c) (i) The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 (provided that such Event of Default shall be deemed automatically cured or waived upon the delivery of such notice or the cure or waiver of the related Default or Event of Default, as applicable), 6.4 (with respect to the Borrower’s or any Material Subsidiary’s existence), or Article VII or (ii) the breach by the Borrower of any of the terms or provisions of Section 6.1(a), 6.1(b), 6.1(c), or 6.1(i) which is not remedied within five (5) Business Days after written notice thereof is given by the Agent or a Lender to the Borrower.

(d) The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VIII) of any of the terms or provisions of this Agreement or any Note which is not remedied within thirty (30) days after written notice thereof is given by the Agent or a Lender to the Borrower.

(e) (i) Failure of the Borrower or any Material Subsidiary to pay when due (after any applicable grace period) any Material Indebtedness; (ii) the Borrower or any Material Subsidiary shall default (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Subsidiary not prohibited pursuant to this Agreement; or (iii) the Borrower or any of its Material Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

(f) The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (v) take any formal corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.1(f), or (vi) fail to contest within the applicable time period any appointment or proceeding described in Section 8.1(g).

(g) Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 8.1(f) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.

(h) A judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of forty-five (45) days.

(i) The Unfunded Liabilities of all Single Employer Plans could in the aggregate reasonably be expected to result in a Material Adverse Effect or any ERISA Event under clauses (a), (b) and (c) of the definition thereof shall occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.

(j) Any Change of Control shall occur.

(k) The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000,000.

(l) The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000,000.

(m) Any material portion of this Agreement or any Note shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any such Loan Document.

Section 8.2. Acceleration/Remedies.

(a) Automatic Acceleration of Maturity. If any Event of Default described in Section 8.1(f) or (g) occurs with respect to the Borrower:

(i) the obligations of the Lenders (including the Swing Line Lender) to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(ii) the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to deposit with the Agent an amount in immediately available funds, which funds shall be held in the Cash Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time minus (y) the amount on deposit in the Cash Collateral Account at such time which is free and clear of all rights and claims of third parties (other than the Agent, the LC Issuers and the Lenders) and has not been applied against the Obligations (the “Collateral Shortfall Amount”); and

(iii) the Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under any Loan Document for the ratable benefit of the Lenders and the LC Issuers.

(b) Optional Acceleration of Maturity. If any Event of Default occurs (other than an Event of Default described in Section 8.1(f) or (g)), the Agent, upon the request of the Required Lenders, shall, or with the consent of the Required Lenders, may:

(i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives;

(ii) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to deposit, and the Borrower will forthwith upon such demand and without any further notice or act deposit with the Agent, the Collateral Shortfall Amount, which funds shall be deposited in the Cash Collateral Account; and

(iii) proceed to enforce its rights and remedies under any Loan Document for the ratable benefit of the Lenders and the LC Issuers.

(c) Rescission of Acceleration. If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.1(f) or (g) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(d) Application of Payments. In the event that the Obligations have been accelerated pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

FIRST, to the payment of all costs, internal charges, and out-of-pocket expenses (including reasonable attorneys’ fees) of the Agent and the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents, pro rata as set forth below;

SECOND, to payment of any fees owed to the Agent, or any Lender, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Loans and to the payment or Cash Collateralization of the outstanding LC Obligations, pro rata, as set forth below;

FIFTH, to all other Obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus, or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) subject to Section 2.24(a)(ii), each of the Lenders shall receive an amount equal to its Pro Rata Share of amounts available to be applied; and (iii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Facility LCs, such amounts shall be held by the Agent in the Cash Collateral Account and applied (A) first, to reimburse the applicable LC Issuer from time to time for any drawings under such Facility LCs and (B) then, following the expiration of all Facility LCs, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 8.2(d).

Section 8.3. Preservation of Rights. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations (other than contingent indemnification obligations or Obligations which have been Cash Collateralized in accordance with the terms hereof) have been paid in full.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. Amendments.

(a) Amendments. Subject to the provisions of this Section 9.1, neither this Agreement nor any other Loan Document (other than the Fee Letters), nor any provision hereof or thereof, may be waived, amended, supplemented or modified except pursuant to an instrument or instruments in writing entered into by the Borrower and the Required Lenders (or the Agent with the consent in writing of the Required Lenders); provided that no such waiver, amendment or modification shall:

(i) without the consent of all of the Lenders affected thereby:

(A) extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or any Reimbursement Obligations related thereto, or reduce the rate or extend the time of payment of any interest or fee payable hereunder or Reimbursement Obligations related thereto (other than a waiver or rescission of the application of the Default Rate pursuant to Section 2.11 or an acceleration pursuant to Section 8.2(a)(i) or 8.2(b)(i));

(B) increase the amount of or extend the expiration date of any Lender’s Commitment; or

(C) extend the Scheduled Revolving Credit Maturity Date (other than as set forth in Section 2.21); or

(ii) without the consent of all of the Lenders:

(A) Amend this Section 9.1 or Section 8.2(d) or 9.7 or Article XI;

(B) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Pro Rata Share”; or

(C) permit the Borrower to assign its rights or obligations under this Agreement.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. No amendment of any provision of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer. The Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Any Fee Letter may be amended by an agreement entered into by each of the parties to such Fee Letter.

(b) Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by Applicable Law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Section 9.2. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

Section 9.3. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender or LC Issuer shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

Section 9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.11 and 10.9 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.7. Expenses; Indemnification.

(a) Costs and Expenses. The Borrower shall reimburse the Agent and the Arrangers for all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Bracewell & Giuliani LLP, counsel to Citi in its capacity as Agent and an Arranger, and no other counsel of any other Lender or Arranger) paid or incurred by the Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the Lenders and the LC Issuers (each such Person being called a “Reimbursed Party” and collectively, the “Reimbursed Parties”) for all costs and out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for the Reimbursed Parties, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for the Reimbursed Parties, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by a Reimbursed Party), where the Reimbursed Party affected by such conflict informs the Borrower of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Reimbursed Parties similarly situated, taken as a whole) paid or incurred by any Reimbursed Party in connection with the enforcement of any of their respective rights and remedies under the Loan Documents.

(b) Indemnification. The Borrower hereby further agrees to indemnify the Agent, the Syndication Agent, the Co-Documentation Agents, each Arranger, each Lender, each LC Issuer and each of their respective Related Parties (each such Person being called an “Indemnitee”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto, and all reasonable fees and disbursements of counsel, which shall be limited to a single firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Indemnitees, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnitee) where the Indemnitee affected by such conflict informs the Borrower of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent such losses, claims, damages, penalties, judgments, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee, (2) a material breach by such Indemnitee of its obligations under this Agreement or (3) claims of one or more Indemnitees against another Indemnitee (other than claims against the Agent or the Arrangers in their capacities as such) and not involving any act or omission of the Borrower or any of its Related Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.7(b) applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnitee or any other person or an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by this Agreement are consummated. The obligations of the Borrower under this Section 9.7(b) shall survive the termination of this Agreement. In no event shall this clause (b) operate to expand the obligations of the Borrower under the first sentence of clause (a) above to require the Borrower to reimburse or indemnify the Lenders, the LC Issuers, the Syndication Agent or the Co-Documentation Agents for any amounts of the type described therein. This Section 9.7(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each Lender and LC Issuer to the extent that the Agent deems necessary.

Section 9.9. Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.

Section 9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.11. Nonliability; Waiver of Consequential Damages. The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, the Arrangers, the LC Issuers nor the Lenders shall have any fiduciary responsibilities to the Borrower. None of the Agent, the Arrangers, the LC Issuers nor the Lenders undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agent, the Arrangers, the LC Issuers nor the Lenders shall have liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its Affiliates or any of their respective security holders or creditors for losses suffered in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party from which recovery is sought or (ii) a material breach by the party from which recovery is sought of its obligations under this Agreement. Each party hereto agrees that no other party hereto nor any of its Related Parties shall have any liability to any other party hereto (or its Related Parties) on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings) in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that this waiver shall in no way limit the Borrower’s indemnification obligations in Section 9.7(b) to the extent of any third-party claim for any of the foregoing, including the Borrower’s obligation to indemnify Indemnitees for special, indirect, consequential or punitive damages awarded against an Indemnitee.

Section 9.12. Confidentiality. Each of the Agent, the LC Issuers and the Lenders agrees that any Information (as defined below) delivered or made available to it shall (i) be kept confidential, (ii) be used solely in connection with evaluating, approving, structuring, administering or enforcing the credit facility contemplated hereby and (iii) not be provided to any other Person; provided that nothing in clauses (i) and (iii) above shall prevent the Agent, any LC Issuer or any Lender from disclosing such information (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) in response to any order of any court or other governmental authority having jurisdiction over it or as may otherwise be required pursuant to any requirement of law or as requested by any self-regulatory body (in which case it shall (i) promptly notify the Borrower in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such Information which it is legally required to disclose), (d) if legally compelled to do so in connection with any litigation or similar proceeding (in which case it shall (i) promptly notify the Borrower in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such Information which it is legally required to disclose), (e) to any other party hereto, (f) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any LC Issuer or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Related Parties and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any) or (k) to governmental regulatory authorities in connection with any regulatory examination of the Agent, any LC Issuer or any Lender or in accordance with the Agent’s, any LC Issuer’s or any Lender’s regulatory compliance policy if the Agent or such LC Issuer or Lender deems necessary for the mitigation of claims by those authorities against the Agent, such LC Issuer or such Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from the Borrower or any of its Related Parties relating to the Borrower or any Affiliate thereof or any of their respective businesses, assets, properties, operations, products, results or condition (financial or otherwise) other than (i) any such information that is received by the Agent, any LC Issuer or any Lender from a source other than the Borrower and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any), (ii) information that is publicly available other than as a result of the breach of a duty of confidentiality by such Person or its Related Parties or by another Person known by any of the foregoing to be subject to such a duty of confidentiality, (iii) information already known to or, other than information described in clause (i) above, in the possession of the Agent, any LC Issuer or any Lender prior to its disclosure by the Borrower, or (iv) information that is independently developed, discovered or arrived at by the Agent, any LC Issuer or any Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13. Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Loans constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

Section 9.14. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

Section 9.15. Disclosure. The Borrower and each Lender, including the LC Issuers, hereby acknowledge and agree that Citibank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 9.16. USA Patriot Act. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 9.17. Excluded Subsidiaries. The Borrower shall have the right, at any time with prior written notice to the Agent, to (i) designate any Subsidiary as an Excluded Subsidiary in accordance with the requirements of such definition or (ii) remove any Subsidiary from being an Excluded Subsidiary; provided that with respect to any Subsidiary, after the second designation of such Subsidiary as a Non-Excluded Subsidiary from an Excluded Subsidiary, such Subsidiary may not be re-designated as an Excluded Subsidiary at a later date.

Section 9.18. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 9.19. Removal of Lender. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower may, at any time in its sole discretion, remove any Lender upon 15 Business Days’ written notice to such Lender and the Agent (the contents of which notice shall be promptly communicated by the Agent to the LC Issuers and the Lenders), such removal to be effective at the expiration of such 15-day notice period; provided, however, that no Lender may be removed hereunder at a time when an Event of Default shall have occurred and be continuing; and provided, further, that if such Lender is an LC Issuer that has issued any outstanding Facility LCs at such time, its rights and obligations as an LC Issuer with respect to such Facility LCs shall continue in full force and effect, notwithstanding its removal as a Lender. Each notice by the Borrower under this Section 9.19 shall constitute a representation by the Borrower that the removal described in such notice is permitted under this Section 9.19. Concurrently with such removal and as a condition thereof, the Borrower shall pay to such removed Lender (or, if such Lender is a Defaulting Lender, to Agent) all amounts owing to such Lender hereunder (including any amounts arising under Section 3.4 as a consequence of such removal) and under any other Loan Document in immediately available funds. Upon full and final payment hereunder of all amounts owing to such removed Lender, such Lender shall make appropriate entries in its accounts evidencing payment of all Loans hereunder and releasing the Borrower from all obligations owing to the removed Lender in respect of the Loans hereunder and surrender to the Agent for return to the Borrower any Notes of the Borrower then held by it. Effective immediately upon such full and final payment, such removed Lender will not be considered to be a “Lender” for purposes of this Agreement, except for the purposes of any provision hereof that by its terms survives the termination of this Agreement and the payment of the amounts payable hereunder. Effective immediately upon such removal, the Commitment of such removed Lender shall immediately terminate. Such removal will not, however, affect the Commitments of any other Lenders hereunder.

Section 9.20. Notices.

(a) Notices. Except as otherwise permitted by Section 2.14, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Lenders, the LC Issuers or the Agent, at its address or facsimile number set forth on the signature pages hereof or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 9.20. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that, subject to Section 2.14, notices to the Agent under Article II shall not be effective until received.

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Section 2.16 if such Lender or LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Change of Address. The Borrower, the Agent, any LC Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE X.

THE AGENT

Section 10.1. Appointment and Authority. Each of the Lenders and the LC Issuers hereby irrevocably designates and appoints Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the LC Issuers and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other

Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.2. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3. Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Borrower, a Lender or an LC Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 10.4. Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance or Modification of a Facility LC, that by its terms must be fulfilled to the satisfaction of a Lender or an LC Issuer, the Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless the Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance or Modification of such Facility LC. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents selected and appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced hereby as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 10.6. Resignation of Agent.

(a) The Agent may at any time give notice of its resignation to the Lenders, the LC Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (and so long as no Event of Default shall have occurred and be continuing, subject to the approval of the Borrower, such approval not to be unreasonably withheld or delayed (it being understood and agreed that if such proposed successor Agent is unwilling or unable to be appointed as the successor Swing Line Lender or LC Issuer, as applicable, it shall not be unreasonable for the Borrower to withhold its consent)), to appoint a successor from among the Lenders, which shall be a bank with an office in the United States having capital and retained earnings of at least $100,000,000, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (with the approval of the Borrower to the extent required above). Whether or not a successor has been appointed, such resignation of the retiring Agent shall become effective in accordance with such notice on the Resignation Effective Date (except that in the case of any collateral security held by the retiring Agent on behalf of the Lenders, the Swing Line Lender or any LC Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and accepts such appointment).

(b) With effect from the Resignation Effective Date (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and LC Issuer directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or retired Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 9.7 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.6, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

(c) Any resignation by Citibank as Agent pursuant to this Section shall, unless otherwise agreed, also constitute its resignation (as of the Resignation Effective Date) as an LC Issuer and Swing Line Lender (but, in the case of the LC Issuer, only with respect to any Facility LCs issued after such date of resignation). Upon the acceptance of a successor’s appointment as Agent hereunder (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and Swing Line Lender, (ii) the retiring LC Issuer and Swing Line Lender shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents, and (iii) after such acceptance, the successor LC Issuer shall use commercially reasonable efforts to issue letters of credit in substitution for the Facility LCs issued by the retiring LC Issuer, if any, outstanding at the time of such succession.

Section 10.7. Non-Reliance on Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Co-Documentation Agents, or the Arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an LC Issuer hereunder.

Section 10.9. Agent, Arrangers and Co-Documentation Agent Fees. The Borrower agrees to pay to the Agent, each Arranger and each Co-Documentation Agent, for their respective accounts, the fees agreed to by the Borrower pursuant to the applicable Fee Letters.

Section 10.10. Reimbursement and Indemnification.

(a) The Lenders agree to reimburse and indemnify the Agent, the Syndication Agent, the Arrangers and the Co-Documentation Agents ratably in proportion to the Lenders’ Pro Rata Shares of the Aggregate Commitment (or, if the Aggregate Commitment has been terminated, of the Outstanding Credit Exposure) for any amounts not reimbursed by the Borrower (a) for which the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (b) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent in connection with any dispute between the Agent, the Syndication Agent, any Arranger any Co-Documentation Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents (collectively, the “Indemnified Costs”); provided that (i) no Lender shall be liable for any portion of the Indemnified Costs that are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the party seeking indemnification and (ii) any indemnification required pursuant to Section 3.4 shall, notwithstanding the provisions of this Section 10.9, be paid by the relevant Lender in accordance with the provisions thereof. The failure of any Lender to reimburse the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent, as the case may be, promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent, the Syndication Agent, any Arranger or any Co-Documentation Agent, as the case may be, for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Syndication Agent, Arranger or Co-Documentation Agent, as the case may be, for such other Lender’s Pro Rata Share of such amount. The obligations of the Lenders under this Section 10.9 shall survive payment of the Obligations and termination of this Agreement.

(b) Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuers, and their respective Related Parties (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as result from such indemnitees’ gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction by final non-appealable judgment) that any such indemnitees may suffer or incur in connection with the Loan Documents or any action taken or omitted by such indemnitee under the Loan Documents.

Section 10.11. Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law, the Lenders hereby agree that the Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise for and on behalf of the Lenders:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the LC Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.5, 2.20(d), 9.7 and 10.9) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the LC Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.5, 2.20(d), 9.7 and 10.9.

Section 10.12. Trust Indenture Act. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower or any of its Subsidiaries, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower or any of its Subsidiaries hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Agent for the benefit of any Lender under any Loan Document (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

ARTICLE XI.

SETOFF; RATABLE PAYMENTS

Section 11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under Applicable Law, from and after the date that the Obligations have been accelerated pursuant to Section 8.2(a) or Section 8.2(b) (and for so long as such acceleration has not been rescinded by the Required Lenders), each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (including all account balances, whether general or special, time or demand, provisional or final and whether or not collected or available) at any time held, and any other Indebtedness or obligations (in whatever currency) at any time held or owing, by such Lender or any such Affiliate, to or for the credit or account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the LC Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender and LC Issuer agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than (i) payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5, (ii) payments in accordance with Section 2.21 to any Lender which has not extended its Commitment pursuant to such Section and (iii) payments to which the LC Issuers or the Swing Line Lender are entitled under Section 2.20(g) or 2.23(d), as applicable) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 12.3, and (c) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3(c). The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat each Lender which made any Credit Extension or which holds any Note as the owner thereof for all purposes hereof unless and until such Lender complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Lender which made any Credit Extension or which holds any Note to direct payments relating to such Credit Extension or Note to another Person. Any assignee of the rights to any Credit Extension or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Lender, who at the time of making such request or giving such authority or consent is the owner of the rights to any Credit Extension (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Credit Extension.

Section 12.2. Participations.

(a) Permitted Participants; Effect. Any Lender may at any time, without the consent of, or notice to, the Borrower, any LC Issuer, the Swing Line Lender or the Agent, sell participations to any Person (other than a natural Person, the Borrower or any of the Borrower’s

Affiliates or Subsidiaries or, unless an Event of Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products; provided that this clause (y) shall not apply to any financial institution solely as a result of such Person trading in commodity products) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents, if any, shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents and all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interest and (iv) the Borrower, the Agent, the LC Issuers and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.10 with respect to any payments made by such Lender to its Participant(s).

(b) Voting Rights. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders or all of the affected Lenders pursuant to the terms of Section 9.1.

(c) Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.5(g) (it being understood that the documentation required under Section 3.5(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.19 and 3.7 as if it were an assignee under Section 12.3; and (ii) shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to require such Participant comply with the provisions of Sections 2.19 and 3.7 as if it were a Lender and to cooperate with the Borrower in enforcing such provisions against such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(d) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the

“Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.3. Assignments.

(a) Permitted Assignments. Any Lender (excluding for purposes of this Section 12.3(a), the Swing Line Lender or the LC Issuers) may at any time assign to one or more Eligible Assignees (such an assignee, a “Purchaser”) all or any part of its rights and obligations under the Loan Documents. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. Each partial assignment made by a Lender shall be made as an assignment of a proportionate part of all of such Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned.

(b) Consents. The consent of the Agent, the Swing Line Lender and the LC Issuers (each such consent not to be unreasonably withheld or delayed) shall be required prior to an assignment becoming effective; provided that the consent of the Agent shall not be required for any assignment to a Person that is a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender. The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required prior to an assignment becoming effective unless (i) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within fifteen (15) days after having received notice thereof. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Effective Date. Subject to acceptance and recording of the assignment by the Agent pursuant to Section 12.3(d), upon (i) delivery to the Agent of an Assignment and Assumption Agreement pursuant to Section 12.3(a), together with any consents required by Section 12.3(b), (ii) payment by the parties to the Assignment and Assumption Agreement (other than the Borrower) of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent) and (iii) delivery to the Borrower and the

Agent of the documents required by Section 3.5, such Assignment and Assumption Agreement shall become effective on the effective date specified in such Assignment and Assumption Agreement. The Assignment and Assumption Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that no assignment by a Defaulting Lender will constitute or effect a waiver or release of any claim of any party arising from such Lender being a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Notes (if any) held by the transferor Lender, new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments (or if the Aggregate Commitment has been terminated, their respective Outstanding Credit Exposure), as adjusted pursuant to such assignment.

(d) Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates the Agent to act in such capacity), shall maintain at one of its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) No Assignment to Certain Persons. No such assignment shall be made to (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (ii) any Defaulting Lender or

any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) unless an Event of Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products; provided that this clause (y) shall not apply to any financial institution solely as a result of such Person trading in commodity products.

(f) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each LC Issuer, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Facility LCs and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12.

Section 12.5. Tax Certifications. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

Section 12.6. No Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Agent and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Borrower under any Loan Document with respect to the Obligations shall be asserted against the General Partner (in its individual capacity).

ARTICLE XIII.

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 13.1. CHOICE OF LAW. UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.2. CONSENT TO JURISDICTION. THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 13.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

BORROWER:	CENTERPOINT ENERGY FIELD SERVICES LP

	By:	CNP OGE GP LLC, its General Partner

	By:	/s/ Gary Whitlock
Name: Gary Whitlock
Title: Acting Chief Financial Officer

Address:

CenterPoint Energy Field Services LP

c/o CenterPoint Energy, Inc.

1111 Louisiana Street

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713.207.9680

and

c/o OGE Enogex Holdings LLC

321 North Harvey

P.O. Box 321

Oklahoma City, Oklahoma 73101-0321

Attention: Sean Trauschke

Fax: 405.553.3760

Signature Page to Revolving Credit Agreement

AGENT AND THE LENDERS:	CITIBANK, N.A., as Agent, Swing Line Lender, LC Issuer and as a Lender

	By:	/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Address:
Citi Global Loan Services
1615 Brett Road
New Castle, Delaware 19720

	Attention:	Thomas Schmitt
	Phone:	(302) 894-6088
	Facsimile:	(212) 994-0961
	Email:	global.loans.support@citi.com
(CC: Thomas.schmitt@citi.com)

Compliance Certificates: oploanswebadmin@citi.com

With a copy to :

Address:
388 Greenwich Street, 34th Floor
New York, NY 10013

	Attention:	Amit Vasani
	Phone:	212-816-4166
	Facsimile:	646-291-1685
	Email:	amit.vasani@citi.com

Signature Page to Revolving Credit Agreement

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

By:	/s/ James Morgan
Name: James Morgan
Title: Executive Director

UBS AG, STAMFORD BRANCH, as LC Issuer

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

By:	/s/ James Morgan
Name: James Morgan
Title: Executive Director

Address:
677 Washington Boulevard
Stamford, CT 06901

Attention: Facsimile:	Banking Products Services (203) 719-4176

Signature Page to Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and LC Issuer

By:	/s/ Bridget Killackey
Name: Bridget Killackey
Title: Vice President

Address:

Attention:
Phone:
Facsimile:

Signature Page to Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and LC Issuer

By:	/s/ Leanne S. Phillips
Name: Leanne S. Phillips
Title: Director

Address: 1000 Louisiana St. 10th Floor
MAC T10002-107
Houston, TX 77002

Attention:	Laura Bowen
Phone:	713-319-1805
Facsimile:	713-651-8101

Signature Page to Revolving Credit Agreement

BANK OF AMERICA, N.A., as a Lender and an LC Issuer

By:	/s/ William A. Merritt, III
Name: William A. Merritt, III
Title: Vice President

Address:	NC1-007-17-18
100 N. Tryon St.
Charlotte, NC 28202

Attention:	William A. Merritt, III
Phone:	980-386-9762
Facsimile:	980-683-6339

Signature Page to Revolving Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

Address: 745 Seventh Avenue
New York, NY 10019

Attention:	May Huang
Phone:	212 526-07878
Facsimile:	212 526-5115

Signature Page to Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Mark Oberreuter
Name: Mark Oberreuter
Title: Vice President

Address:
1100 Louisiana St; Suite 4850
Houston, Texas 77002

Attention:	Mark Oberreuter
Phone:	713-655-3879
Facsimile:	713-658-0116

Signature Page to Revolving Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Authorized Signatory

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

Address: Eleven Madison Avenue
New York, NY 10010

Attention:	Christopher Day
Phone:	(212) 325-2841
Facsimile:	(212) 322-3124

Signature Page to Revolving Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

Address: 60 Wall St New York, New York 10005

Attention:	Ming K. Chu
Phone:	212-250-5451
Facsimile:	212-797-4420

Signature Page to Revolving Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Address: 200 West Street
New York, NY 10282

Attention:	Michelle Latzoni
Phone:	(212)934-3921

Signature Page to Revolving Credit Agreement

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

Signature Page to Revolving Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

Address:
One Utah Center
201 South Main St, 5th Fl
Salt Lake City, UT 84111

Attention:	Kelly Chin
Phone:	212-761-7319
Facsimile:	646-290-2831

Signature Page to Revolving Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Frank Lambrinos
Name: Frank Lambrinos
Title: Authorized Signatory

Address:
Loans Administration
Three World Financial Center
5th Floor
New York, NY 10281

Attention:	Loans Administration
Phone:	(212) 428-6322
Facsimile:	(212) 428-2372

Signature Page to Revolving Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Emily Freedman
Name: Emily Freedman
Title: Vice President

Address: 600 Washington Boulevard
Stamford, CT 06901

Attention:	Emily Freedman
Phone:	203-897-3749
Facsimile:	203-873-3543

Signature Page to Revolving Credit Agreement

SUNTRUST BANK, as a Lender

By:	/s/ Yann Pirio
Name: Yann Pirio
Title: Director

Address:
3333 Peachtree Rd NE, 8th Floor
Atlanta, GA 30326

Attention:	Andrew Johnson
Phone:	404-439-7451
Facsimile:	404-439-7470

Signature Page to Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James O’Shaughnessy
Name: James O’Shaughnessy
Title: Vice President

Address:
461 Fifth Avenue
New York, NY 10017

Attention:	James O’Shaughnessy
Phone:	(917) 326-3924
Facsimile:	(347) 453-3831

Signature Page to Revolving Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Ian Payne
Name: Ian Payne
Title: Vice President

Address: 2200 Post Oak Blvd. 21st Floor, Houston, TX 77056

Attention:	Ian Payne
Phone:	713.499.7043
Facsimile:	713.499.8722

Signature Page to Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry
Name: John Berry
Title: Vice President

Address:	249 Fifth Avenue One PNC Plaza Pittsburgh, PA 15222-2707

Attention:	M. Colin Warman
Phone:	412-768-9482
Facsimile:	412-762-6484

Signature Page to Revolving Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Hussam S. Alsahlani
Name: Hussam S. Alsahlani
Title: Vice President

Address:	One BNY Mellon Center 500 Grant Street, Rm 3600 Pittsburgh, PA 15258

Attention:	Sam Alsahlani
Phone:	412-234-5624
Facsimile:	412-236-6112

Signature Page to Revolving Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Keven D. Smith
Name: Keven D. Smith
Title: Senior Vice President

Address:	4900 Tiedeman Road Brooklyn, OH 444144

Attention:	Yvette Dyson-Owens
Phone:	216-813-4813
Facsimile:	216-370-6119

Signature Page to Revolving Credit Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Keith Burson
Name: Keith Burson
Title: Vice President

Address:	50 South La Salle Street Chicago, Illinois 60603

Attention:	Keith Burson
Phone:	312-444-3099
Facsimile:	312-557-1425

Signature Page to Revolving Credit Agreement

BOKF, NA DBA BANK OF OKLAHOMA, as a Lender

By:	/s/ Laura Christofferson
Name: Laura Christofferson
Title: Senior Vice President

Address:	201 Robert S. Kerr Ave Oklahoma City, OK 73102

Attention:	Laura Christofferson
Phone:	405-272-2327
Facsimile:	405-272-2588

Signature Page to Revolving Credit Agreement

UMB BANK, NA, as a Lender

By:	/s/ Mary Wolf
Name: Mary Wolf
Title: Senior Vice President

Address:	204 Robinson, Suite 201 Oklahoma City, OK 73102

Attention:	Mary Wolf
Phone:	405 840 6151
Facsimile:	405 840 5574

Signature Page to Revolving Credit Agreement

COMMITMENT SCHEDULE

LENDER	COMMITMENT
Citibank, N.A.	$75,428,572.00
UBS Loan Finance LLC	$75,428,571.00
JPMorgan Chase Bank, N.A.	$75,428,571.00
Wells Fargo Bank, National Association	$75,428,571.00
Bank of America, N.A.	$72,000,000.00
Barclays Bank PLC	$72,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$72,000,000.00
Credit Suisse AG, Cayman Islands Branch	$72,000,000.00
Deutsche Bank AG New York Branch	$72,000,000.00
Goldman Sachs Bank USA	$72,000,000.00
Mizuho Corporate Bank, Ltd.	$72,000,000.00
Morgan Stanley Bank, N.A.	$72,000,000.00
Royal Bank of Canada	$72,000,000.00
The Royal Bank of Scotland plc	$72,000,000.00
SunTrust Bank	$72,000,000.00
U.S. Bank National Association	$72,000,000.00
Compass Bank	$57,142,857.00
PNC Bank, National Association	$57,142,857.00
The Bank of New York Mellon	$28,571,429.00
KeyBank National Association	$28,571,429.00
The Northern Trust Company	$28,571,429.00
BOKF, NA dba Bank of Oklahoma	$17,142,857.00
UMB Bank, NA	$17,142,857.00
AGGREGATE COMMITMENT	$1,400,000,000.00

PRICING SCHEDULE

Leverage-Based Pricing Grid:

	LEVEL I STATUS	LEVEL lI STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Applicable Margin for Eurodollar Rate Advances	1.75%	2.00%	2.25%	2.75%	3.00%
Applicable Margin for Base Rate Advances	0.75%	1.00%	1.25%	1.75%	2.00%
Applicable Fee Rate for Commitment Fee	0.25%	0.325%	0.50%	0.50%	0.50%

Ratings-Based Pricing Grid:

	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Applicable Margin for Eurodollar Rate Advances	1.25%	1.375%	1.625%	1.75%	2.00%
Applicable Margin for Base Rate Advances	0.25%	0.375%	0.625%	0.75%	1.00%
Applicable Fee Rate for Commitment Fee	0.15%	0.20%	0.25%	0.30%	0.35%

“Designated Rating” means, with respect to S&P, Moody’s and Fitch (collectively, the “Rating Agencies” and each a “Rating Agency”), (i) the rating assigned by such Rating Agency to the Loans at any time such a rating is in effect, (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the 2013 Term Loan Facility at any time such a rating is in effect, (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower’s long-term senior unsecured non-credit enhanced debt rating, or (iv) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i), (ii) or (iii), the Borrower’s “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.

“Fitch Rating” means, at any time, the Designated Rating issued by Fitch and then in effect.

“Level I Status” exists at any date if, (a) with respect to the Leverage-Based Pricing Grid, on such date, the Borrower’s Consolidated Leverage Ratio is less than 2.5:1.0 and (b) with respect to the Ratings-Based Pricing Grid, on such date, the Borrower has the following Designated Ratings: a Moody’s Rating of Baa1 or better, a Fitch Rating of BBB+ or better and an S&P Rating of BBB+ or better, subject to the last paragraph of this Pricing Schedule.

“Level II Status” exists at any date if, (a) with respect to the Leverage-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Consolidated Leverage Ratio is greater than or equal to 2.5:1.0 but less than 3.0 to 1.0 and (b) with respect to the Ratings-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower has the following Designated Ratings: a Moody’s Rating of Baa2 or better, a Fitch Rating of BBB or better and an S&P Rating of BBB or better, subject to the last paragraph of this Pricing Schedule.

“Level III Status” exists at any date if, (a) with respect to the Leverage-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Consolidated Leverage Ratio is greater than or equal to 3.0:1.0 but less than 3.5 to 1.0 and (b) with respect to the Ratings-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower has the following Designated Ratings: a Moody’s Rating of Baa3 or better, a Fitch Rating of BBB- or better and an S&P Rating of BBB- or better, subject to the last paragraph of this Pricing Schedule.

“Level IV Status” exists at any date if, (a) with respect to the Leverage-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Consolidated Leverage Ratio is greater than or equal to 3.5:1.0 but less than 4.0 to 1.0 and (b) with respect to the Ratings-Based Pricing Grid, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower has the following Designated Ratings: a Moody’s Rating of Ba1 or better, a Fitch Rating of BB+ or better and an S&P Rating of BB+ or better, subject to the last paragraph of this Pricing Schedule.

“Level V Status” exists at any date if, with respect to the Leverage-Based Pricing Grid and the Ratings-Based Pricing Grid, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the Designated Rating issued by Moody’s and then in effect.

“S&P Rating” means, at any time, the Designated Rating issued by S&P, and then in effect.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and the Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating, Fitch Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Pricing Schedule is that in effect at the close of business on such date. The Borrower shall at all times maintain a Designated Rating from at least one of Moody’s, Fitch and S&P. If at any time the Borrower does not have a Designated Rating from any of Moody’s, Fitch or S&P, Level V Status shall exist.

Notwithstanding the foregoing, (i) if the Designated Ratings are split and all three ratings fall in different levels, the Applicable Margin and the Applicable Fee Rate shall be based upon the level indicated by the middle rating; (ii) if the Designated Ratings are split and two of the ratings fall in the same level (the “Majority Level”) and the third rating is in a different level, the Applicable Margin and the Applicable Fee Rate shall be based upon the Majority Level; (iii) if only two of the three Rating Agencies issue a Designated Rating, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (iv) if only one of the three Rating Agencies issues a Designated Rating, such rating shall apply; and (v) if the Designated Rating established by S&P, Moody’s or Fitch shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P, Moody’s or Fitch shall change, or if any of S&P, Moody’s or Fitch shall cease to be in the business of rating corporate debt obligations, the Borrower and the Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such Rating Agencies and, pending the effectiveness of any such amendment, the Applicable Margin and the Applicable Fee Rate shall be determined by reference to the Designated Rating of such Rating Agency most recently in effect prior to such change or cessation.